                                                                     EXHIBIT 1.2

                                 3 NOVEMBER 2004

              (CHINA NETCOM GROUP CORPORATION (HONG KONG) LIMITED)

                (CHINA NETWORK COMMUNICATIONS GROUP CORPORATION)

                  CHINA NETCOM GROUP CORPORATION (BVI) LIMITED

                          THE JOINT GLOBAL COORDINATORS
                               (AS DEFINED HEREIN)

                               THE JOINT SPONSORS
                               (AS DEFINED HEREIN)

                                       AND

                           THE HONG KONG UNDERWRITERS
                               (AS DEFINED HEREIN)

                         ==============================

                             UNDERWRITING AGREEMENT

                         ==============================

                                BAKER & McKENZIE
                           14TH FLOOR, HUTCHISON HOUSE
                                10 HARCOURT ROAD
                                    HONG KONG

                                    CONTENTS

 SECTION                                                                                                     PAGE
 -------                                                                                                     ----
SECTION I:          INTERPRETATION....................................................................         3

1.       Interpretation...............................................................................         3

SECTION II:         CONDITIONS........................................................................        12

2.       Conditions...................................................................................        12

SECTION III:        THE HONG KONG PUBLIC OFFERING, UNDERWRITING AND OTHER MATTERS.....................        14

3.       The Hong Kong Public Offering................................................................        14

4.       The Hong Kong Offering Documents.............................................................        17

5.       Underwriting.................................................................................        18

6.       Payment under the Hong Kong Public Offering..................................................        20

SECTION IV:         COMMISSION AND EXPENSES...........................................................        21

7.       Commission and expenses......................................................................        21

SECTION V:          STABILIZATION AND AUTHORITY RELATING TO THE HONG KONG UNDERWRITERS................        23

8.       Stabilization and authority relating to the Hong Kong Underwriters...........................        23

SECTION VI:         REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS......................................        24

9.       Representations, Warranties and undertakings relating to the Company.........................        24

10.      Rights in relation to the Warranties.........................................................        24

SECTION VII:        FURTHER UNDERTAKINGS..............................................................        27

11.      Further undertakings.........................................................................        27

SECTION VIII: TERMINATION.............................................................................        32

12.      Termination..................................................................................        32

SECTION IX:         INDEMNITY.........................................................................        35

13.      Indemnity....................................................................................        35

SECTION X:          GENERAL PROVISIONS................................................................        39

14.      Remedies, waivers and release................................................................        39

15.      Assignment...................................................................................        39

16.      Further assurance............................................................................        39

17.      Entire agreement.............................................................................        40

18.      Notices......................................................................................        40

19.      Announcements................................................................................        42

20.      Time of essence..............................................................................        42

21.      Invalidity...................................................................................        42

22.      Governing law................................................................................        43

23.      Submission to Jurisdiction...................................................................        43

24.      Immunity.....................................................................................        43

25.      Judgment currency indemnity..................................................................        44

26.      Survival.....................................................................................        44

27.      Withholding..................................................................................        45

28.      Taxation.....................................................................................        45

29.      Counterparts.................................................................................        45

SCHEDULE 1  Joint Global Coordinators.................................................................        46

SCHEDULE 2  Joint Sponsors............................................................................        47

SCHEDULE 3  Hong Kong Underwriters....................................................................        48

SCHEDULE 4  The Warranties............................................................................        50

SCHEDULE 5  List of Subsidiaries of the Company.......................................................        74

SCHEDULE 6  List of Restructuring Documents and Restructuring Agreements..............................        77

SCHEDULE 7  The Conditions Precedent Documents and Documents to be Delivered to the Joint Global
            Coordinators..............................................................................        80

SCHEDULE 8  Hong Kong Underwriters' set off arrangements..............................................        84

SCHEDULE 9  The Contingency Plan......................................................................        85

SIGNATURE PAGE........................................................................................        91

THIS AGREEMENT is made on 3 November 2004

BETWEEN:

(1) (CHINA NETCOM GROUP CORPORATION (HONG KONG) LIMITED), of 59/F, Bank of China Tower, 1 Garden Road, Hong Kong (the "COMPANY");

(2) (CHINA NETWORK COMMUNICATIONS GROUP CORPORATION), of Building C, No. 156 Fuxingmennei Avenue, Xicheng District, Beijing 100031, the People's Republic of China ("CHINA NETCOM GROUP");

(3) CHINA NETCOM GROUP CORPORATION (BVI) LIMITED, of P.O. Box 3140 Wickhams Cay I, Road Town, Tortola, British Virgin Island ("CNC BVI");

(4) THE JOINT GLOBAL COORDINATORS, whose respective names and addresses are set out in Schedule 1 (together, the "JOINT GLOBAL COORDINATORS" and individually, a "JOINT GLOBAL COORDINATOR");

(5)   THE JOINT SPONSORS, whose respective names and addresses are set out in
      Schedule 2 (together, the "JOINT SPONSORS" and individually, a "JOINT SPONSOR"); and

(6) THE HONG KONG UNDERWRITERS whose respective names and addresses are set out in Schedule 3 (together, the "HONG KONG UNDERWRITERS" and individually, a "HONG KONG UNDERWRITER").

WHEREAS:

(A) The Company was incorporated in Hong Kong under the Companies Ordinance as a private limited liability company on 22 October 1999 under the name Target Strong Limited.

(B) China Netcom Group is a state-owned enterprise established under the laws of the PRC and is the indirect controlling shareholder of the Company owning, through CNC BVI, as to 86.4% of the issued share capital of the Company;

(C) In connection with the Restructuring, the following approvals have been obtained:

      (i) the approval (Guo Tu Zi Han [2004] No. 79) dated 23 March 2004 from the Ministry of Land and Resources to China Netcom Group relating to the general plan for disposal of land properties for the Restructuring and listing of the Company;

      (ii) the reply letter (Guo Tu Zi Han [2004] No. 172) dated 4 June 2004 from the Ministry of Land and Resources to China Netcom Group relating to the disposal plan of land properties for the Restructuring and listing of the Company;

      (iii) the approval (Guo Zi Chan Quan [2004] No. 527) dated 3 July 2004 from the State-owned Assets Supervision and Administration Commission of the State Council to China Netcom Group relating to assets valuation in connection with the Restructuring and overseas listing of the Company;

      (iv) the approval (Shang He Pi [2004] No. 445) dated 12 July 2004 from the Ministry of Commerce to China Netcom Group relating to the injection of assets to the Company; and

      (v) the approval (Shang He Pi [2004] No. 1292) dated 30 August 2004 from Ministry of Commerce in relation to CNC China's increase in share capital, change of name, change of business scope, amendments to its articles of association and the establishment of branch offices, and, having obtained such approvals, the Restructuring was implemented.

(D) The Company obtained the approval (Zheng Jian Guo He Zi [2004] No. 34) dated 27 September 2004 from China Securities Regulatory Commission authorising the Company to apply for the listing of the Shares on the Hong Kong Stock Exchange and the listing of the ADSs on the New York Stock Exchange, Inc.

(E) As at the date of this Agreement and immediately prior to the Global Offering, the Company has an issued share capital of US$220,000,000 divided into 5.5 billion Shares, which are owned as to 86.4% by CNC BVI, 8.1% by CNC Fund, 0.7% by the Academy of Sciences, 0.7% by INC-SARFT, 0.7% by CRTC, 0.7% by Shanghai Alliance and 2.8% by Shandong SASAC, respectively. Any discrepancies in the above shareholding percentages are due to rounding.

(F) At a meeting of the board of Directors held on 22 October 2004, resolutions were passed pursuant to which, inter alia, any one of the Directors was authorised to agree and sign on behalf of the Company this Agreement.

(G) The Company has agreed to offer for subscription, and the Selling Shareholders have agreed to offer for sale, the U.S. Offer Shares being offered pursuant to the U.S. Offering and the International Offer Shares being offered pursuant to the International Offering. The Company has agreed to offer for subscription the Hong Kong Offer Shares being offered pursuant to the Hong Kong Public Offering. The Hong Kong Public Offering, the U.S. Offering and the International Offering shall together constitute the Global Offering. For the avoidance of doubt, no Shares shall be offered for sale by the Selling Shareholders under the Hong Kong Public Offering.

(H) The Company and the Selling Shareholders are expected to, respectively, grant to the Joint Global Coordinators for and on behalf of the U.S. Underwriters and International Underwriters an Over-allotment Option to require the Company to allot and issue and the Selling Shareholders to sell up to an aggregate of 142,634,000 Shares and 14,263,000 Shares, respectively (which may in each case be deliverable in the form of ADSs), solely to cover over-allocations in connection with the U.S. Offering and the International Offering.

(I) The Company has appointed the Joint Sponsors to sponsor the Company in relation to the application to the Hong Kong Stock Exchange for the granting of and permission to deal in the Offer Shares.

(J) The Company and China Netcom Group have agreed to give the representations, warranties and undertakings hereinafter mentioned.

NOW IT IS AGREED AS FOLLOWS:

                            SECTION I: INTERPRETATION

1.    INTERPRETATION

(A) In this Agreement (including the recitals and the Schedules), the following expressions shall, unless the context otherwise requires, have the following meanings:

      "ACCEPTANCE DATE"   9 November 2004 being the date on which the
                          application lists for the Hong Kong Offer Shares will close as stated in the section headed "How to apply for Hong Kong Offer Shares" in the Prospectus (or such other later date as such application lists may close as stated in the Prospectus and the Application
                          Forms);

      "ACCOUNTS DATE"     30 June 2004;

      "ADSs"              American depositary shares issued by Citibank N.A.
                          each representing ownership of 20 Shares, which are to be listed on the New York Stock Exchange, Inc.;

      "AFFILIATE"         in relation to a particular company, any company or
                          other entity which is its holding company or subsidiary, or any subsidiary of its holding company, or which directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the company specified. For the purpose of this definition, the term "CONTROL"
                          (including the terms "CONTROLLING", "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise;

      "AGREEMENT AMONG    the agreement to be entered into between the Joint
      HONG KONG "         Global Coordinators, the Joint Sponsors and the Hong
      UNDERWRITERS        Kong Underwriters on the date hereof;

      "APPLICATION FORMS" the white and yellow application forms for the
                          Hong Kong Offer Shares each in the agreed form to be issued by the Company with the Prospectus;

      "APPROVAL"          any approval, order, consent, authorisation, licence,
                          certificate, clearance, permit, registration and qualification of and from any Regulatory Authorities having jurisdiction over the Company, any of its subsidiaries or any of the Selling Shareholders;

      "ASIA NETCOM"       Asia Netcom Corporation Limited, a company
                          incorporated in Bermuda with limited liability and a wholly owned subsidiary of the Company;

      "BUSINESS DAY"      any day on which licensed banks generally are
                          open for business in Hong Kong (excluding a Saturday for the purpose of this definition);

      "CCASS" the Central Clearing and Settlement System established and operated by Hongkong Clearing;

      "CLAW BACK          the U.S. Offer Shares and the International Offer
      SHARES"             Shares withdrawn from the U.S. Offering or the
                          International Offering (as the case may be) and made available as an additional part of the Hong Kong Offer
                          Shares for subscription under the Hong Kong Public
                          Offering pursuant to clause 3(J) and as described in the Prospectus;

      "CLOSING"           the time when payment is to be made under clause 6(A)
                          and in accordance with the provisions of the Receiving
                          Bankers' Agreement;

      "CNC CHINA"         China Netcom (Group) Company Limited, formerly known
                          as China Netcom Corporation Limited, a company established in the PRC with limited liability as a wholly foreign owned enterprise and a wholly owned subsidiary of the Company;

      "CNC FUND"          CNC Fund, L.P., an exempted limited partnership
                          constituted in and under the laws of the Cayman
                          Islands;

      "COMPANIES          the Companies Ordinance (Chapter 32 of the Laws of
       ORDINANCE"         Hong Kong), as amended;

      "COMPANY            the audited combined financial statements of
      ACCOUNTS"           the Group for each of the financial years ended 31
                          December 2001, 2002 and 2003 and for the 6 months ended 30 June 2004;

      "CONDITIONS"        the conditions set out in clause 2(A);

      "CONTINGENCY        the contingency plan substantially in the form as set
       PLAN"              out in Schedule 9;

      "DIRECTOR(S)"       the director(s) of the Company;

      "EANL" East Asia Netcom Limited, an indirect wholly owned subsidiary of China Netcom Group, incorporated in Bermuda;

      "FORMAL NOTICE"     the formal notice substantially in the agreed
                          form required under Rule 12.02, Chapter 12 of the Hong
                          Kong Listing Rules to be published in connection with the Hong Kong Public Offering in the newspapers;

      "GLOBAL OFFERING"   the Hong Kong Public Offering, the U.S. Offering and
                          the International Offering;

      "GROUP" the Company and any of its subsidiaries from time to time;

      "HOLDING COMPANY"   has the meaning ascribed to it in section 2 of the
                          Companies Ordinance;

      "HONGKONG CLEARING" Hong Kong Securities Clearing Company Limited;

      "HONG KONG"         Hong Kong Special Administrative Region of the PRC;

      "HONG KONG DOLLARS" Hong Kong dollars, the lawful currency of Hong Kong; and "HK$"

      "HONG KONG          the Rules Governing the Listing of Securities on The
      LISTING RULES"      Stock Exchange of Hong Kong Limited;

      "HONG KONG OFFER    the Initial Hong Kong Offer Shares (i) together with,
      SHARES"             where applicable, the Claw Back Shares, or (ii) as may
                          be adjusted pursuant to clause 5(G);

      "HONG KONG
      OFFERING DOCUMENTS" the Prospectus and the Application Forms;

      "HONG KONG PRICE    the letter agreement to be entered into between the
      DETERMINATION       Joint Global Coordinators (on behalf of the Hong Kong
      AGREEMENT"          Underwriters) and the Company immediately following
                          the determination of the Offer Price in accordance with clause 3(I) to record the price so determined;

      "HONG KONG          the offering of the Hong Kong Offer Shares in Hong
      PUBLIC OFFERING"    Kong on and subject to the terms and conditions set
                          out in the Hong Kong Offering Documents;

      "HONG KONG STOCK    The Stock Exchange of Hong Kong Limited;
      EXCHANGE"

      "INITIAL HONG KONG  the 104,598,000 Shares being initially offered by
       OFFER SHARES"      the Company for subscription pursuant to the Hong Kong
                          Public Offering and excluding any Claw Back Shares or any adjustment made pursuant to clause 5(G);

      "INTERNATIONAL      the 470,693,000 Shares (which are represented by ADSs
      OFFER SHARES"       unless otherwise requested by the Joint Global
                          Coordinators) being initially offered by the Company and the Selling Shareholders in the Offer Ratio pursuant to the International Offering subject to the provisions of clauses 3(J) and 5(G) and the Over-allotment Option;

      "INTERNATIONAL      the offering of Shares (which are represented by ADSs
      OFFERING"           unless otherwise requested by the Joint Global
                          Coordinators) outside the United States and Canada
                          (including to professional and institutional investors within Hong Kong) and which includes a public offering without listing in Japan;

      "INTERNATIONAL      the group of underwriters which is expected to enter
      UNDERWRITERS"       into the U.S. and International Underwriting Agreement
                          to underwrite the International Offering;

      "INTERSYNDICATE     the agreement to be entered into between the Joint
      AGREEMENT"          Global Coordinators, the representatives of the Hong
                          Kong Underwriters and the representatives of the U.S.
                          Underwriters and the International Underwriters;

      "JOINT GLOBAL       China International Capital Corporation Limited,
      COORDINATORS"       Citigroup Global Markets Asia Limited and Goldman
                          Sachs (Asia) L.L.C., particulars of which are set out in Schedule 1 to this Agreement;

      "JOINT SPONSORS"    China International Capital Corporation (Hong Kong)
                          Limited, Citigroup Global Markets Asia Limited and
                          Goldman Sachs (Asia) L.L.C., particulars of which are set out in Schedule 2 to this Agreement;

      "LAW" any law, statute, ordinance, rule, regulation, guideline, opinion, notice, circular, order, judgment, decree or ruling of any Regulatory Authority;

      "LISTING            the Listing Committee of the Hong Kong Stock Exchange;
      COMMITTEE"

      "NOMINEE"           Bank of China (Hong Kong) Nominees Limited, in whose
                          name the application moneys are to be held by the Receiving Bankers under the Receiving Bankers'
                          Agreement;

      "OFFER PRICE"       the price per Share for the Hong Kong Offer Shares as
                          determined in accordance with the provisions of clause
                          3(I);

      "OFFER RATIO"       the ratio between the number of Shares being initially
                          offered by the Company for subscription and the number of Shares being initially offered by the Selling
                          Shareholders for sale under the U.S. Offering and the International Offering;

      "OFFER SHARES"      the Hong Kong Offer Shares, the U.S. Offer Shares and
                          the International Offer Shares;

      "OVER-ALLOTMENT     the options expected to be granted by the Company and
      OPTION"             the Selling Shareholders to the U.S. Underwriters and
                          the International Underwriters exercisable by the Joint Global Coordinators on behalf of the U.S.
                          Underwriters and the International Underwriters under the U.S. and International Underwriting Agreement to require the Company to allot and issue up to an aggregate of 142,634,000 additional Shares and the Selling Shareholders to sell up to an aggregate of 14,263,000 additional Shares (which may in each case be deliverable in the form of ADSs) solely to cover over-allocations in connection with the U.S. Offering and the International Offering;

      "PRC" the People's Republic of China, which, for the purpose of this Agreement, excludes Hong Kong, Macau Special Administrative Region and Taiwan;

      "PRICE              the date on which the Offer Price is determined in
      DETERMINATION       accordance with the provisions of clause 3(I), which
      DATE"               is expected to be on or about 9 November 2004 (New
                          York time);

      "PROCEEDINGS"       any suit, action or proceeding arising out of or in
                          connection with this Agreement;

      "PROSPECTUS"        the prospectus to be issued by the Company in
                          connection with the Hong Kong Public Offering substantially in the agreed form;

      "PROSPECTUS DATE"   4 November 2004;

      "RECEIVING          Bank of China (Hong Kong) Limited, The Bank
      BANKERS"            of East Asia, Limited and Industrial and Commercial
                          Bank of China (Asia) Limited, the banks appointed to hold the application moneys received in connection with the Hong Kong Public Offering pursuant to the Receiving Bankers' Agreement;

      "RECEIVING          the agreement appointing the Receiving Bankers in the
      BANKERS             agreed form;
      AGREEMENT"

      "REGISTRAR'S        the agreement between the Share Registrar and the
      AGREEMENT"          Company in the agreed form;

      "REGULATORY         any regulatory agency, relevant national, provincial,
      AUTHORITY"          municipal, local, foreign or other governmental
                          authority, agency or body, self-regulatory organization, any court, other tribunal or stock exchange authorities (including, without limitation, the Hong Kong Stock Exchange, the SFC and the SEC);

      "RENMINBI" and      Renminbi, the lawful currency of the PRC;
      "RMB"

      "REPORTING          PricewaterhouseCoopers;
      ACCOUNTANTS"

      "RESTRUCTURING"     has the meaning ascribed thereto in the Prospectus;

      "SEC"               the U.S. Securities and Exchange Commission;

      "SECURITIES ACT"    the U.S. Securities Act of 1933, as amended;

      "SELLING            CNC BVI, (Chinese Academy of Sciences), (Information
      SHAREHOLDERS"       and Network Center of State Administration of Radio,
                          Film and Television), (China Railways
                          Telecommunications Center), (Shanghai Alliance
                          Investment Limited) and (Shandong Provincial
                          State-owned Assets Supervision and Administration
                          Commission);

      "SFC"               the Securities and Futures Commission of Hong Kong;

      "SHARE REGISTRAR"   Computershare Hong Kong Investor Services Limited;

      "SHARES" ordinary shares in the capital of the Company with a nominal value of US$0.04 each;

      "SUBSIDIARY"        has the meaning ascribed to it in section 2 of the
                          Companies Ordinance;

      "TAXATION"          all forms of taxation whether in Hong Kong or
                          elsewhere in the world wherever imposed and all statutory, governmental, state, provincial, local governmental or municipal impositions, duties and levies and all penalties, charges, costs and interest relating thereto;

      "TRANSACTION"       any transaction, act, event, omission or circumstance
                          existing of whatever nature;

      "UNDER-             has the meaning ascribed to it under clause 5(A);
      SUBSCRIPTION"

      "UNDERWRITERS"      the Hong Kong Underwriters, the U.S. Underwriters and
                          the International Underwriters;

      "UNITED STATES"     the United States of America, its territories, its
       and "U.S."         possessions, any State of the United States of America
                          and the District of Columbia;

      "U.S. AND           the underwriting agreement relating to the U.S.
      INTERNATIONAL       Offering and the International Offering expected to be
      UNDERWRITING        entered into between the Company, China Netcom Group,
      AGREEMENT""         the Selling Shareholders, the Joint Global
                          Coordinators, the U.S. Underwriters and the International Underwriters on or following the Price
                          Determination Date;

      "U.S. DOLLAR"       United States dollar, the lawful currency of the
      and "US$"           United States;

      "U.S. OFFER         the 470,693,000 Shares (which are represented by ADSs
      SHARES"             unless otherwise requested by the Joint Global
                          Coordinators) being initially offered by the Company and the Selling Shareholders in the Offer Ratio pursuant to the U.S. Offering subject to the provisions of clauses 3(J) and 5(G) and the Over-allotment Option;

      "U.S. OFFERING"     the offering of Shares (which are represented by ADSs
                          unless otherwise requested by the Joint Global
                          Coordinators) in the U.S. and Canada;

      "U.S.               the group of underwriters which are expected to enter
      UNDERWRITERS"       into the U.S. and International Underwriting Agreement
                          to underwrite the U.S. Offering;

      "VALID              applications under the Hong Kong Public Offering from
      APPLICATIONS"       persons made before the closing of the application
                          lists (a) by giving electronic application instructions to Hongkong Clearing (i) which have been duly submitted and are otherwise in accordance with the terms and conditions of the Hong Kong Offering
                          Documents and (ii) the debit from such person's
                          Designated Bank Account (as defined in the General
                          Rules of CCASS) to effect such instructions has been accepted by the relevant bank when first requested or
                          (b) on Application Forms which (i) have been duly completed and submitted and are otherwise in accordance with the terms and conditions of the Hong
                          Kong Offering Documents and (ii) are accompanied by cheques or banker's cashier orders for the full amount payable on application which are honoured on first presentation (or, in each case, and without prejudice to the provisions of clauses 5(A) and 5(E), if practicable in the circumstances and requested by the Joint Global Coordinators (for themselves and on behalf of the Hong Kong Underwriters) or the Company, on further request or on further presentation), and subject to the provisions of clauses 3(G) and 3(H);

      "VERIFICATION       the verification notes in respect of the Prospectus
      NOTES"              prepared by Baker & Mckenzie dated 3 November 2004
                          (signed copies of which will be delivered to the Joint
                          Sponsors); and

      "WARRANTIES"        the representations, warranties and undertakings in
                          Schedule 4 and given or made, or deemed to be given or made, pursuant to clause 9 and "WARRANTY" shall be construed accordingly.

(B)   In this Agreement, unless otherwise specified:

      (i) references to recitals, clauses, sub-clauses, paragraphs and Schedules are to recitals, clauses, sub-clauses, paragraphs of, and schedules to, this Agreement;

      (ii) a reference to any ordinance, statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

      (iii) references to a "COMPANY" shall be construed so as to include any company, corporation or other body corporate, whenever and however incorporated or established;

      (iv) references to a "PERSON" shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

      (v) references to writing shall include any mode of reproducing words in a legible and non-transitory form;

      (vi) unless otherwise specified, references to dates are to Hong Kong dates and references to times of the day are to Hong Kong time;

      (vii) all headings to clauses, sections and Schedules are for convenience only and do not affect the interpretation of this Agreement;

      (viii) all words denoting the singular shall include the plural and vice versa;

      (ix) references to the "CLOSING OF THE APPLICATION LISTS" shall be construed in accordance with clause 3(G);

      (x) the Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules; and

      (xi) a reference to a document being "IN THE AGREED FORM" means such document in a form agreed and initialled for the purpose of identification by Baker & McKenzie and Linklaters.

                             SECTION II: CONDITIONS

2.    CONDITIONS

(A) The obligations of the Hong Kong Underwriters under this Agreement are conditional upon:

      (i) the Joint Global Coordinators, on behalf of the Hong Kong Underwriters, receiving the documents listed in Schedule 7, Part A not later than 3:00 p.m. on the Business Day before the Prospectus Date (save for the documents listed as 1.(C) in Schedule 7, Part A, not later than 5:00 p.m. on the Business Day before the Prospectus
            Date) in form and content satisfactory to the Joint Global Coordinators;

      (ii) the lodging of the Prospectus (and other required documents) with the Hong Kong Stock Exchange by 11:00 a.m. on the Business Day before the Prospectus Date (or such later time as agreed by the Hong Kong Stock Exchange), and the Hong Kong Stock Exchange issuing a certificate pursuant to section 38D(5) of the Companies Ordinance certifying that it authorises registration of the Prospectus before the Prospectus Date;

      (iii) the lodging of one copy of the Prospectus duly certified by two Directors (or by their agents duly authorised in writing) as having been approved by the resolutions of the board of Directors and having all the documents required by the provisions of section 38D of the Companies Ordinance to be endorsed thereon or attached thereto with the Registrar of Companies in Hong Kong not later than 3:00 p.m. on the Business Day before the Prospectus Date (or such later time as agreed by the Registrar of Companies in Hong Kong), and the Registrar of Companies in Hong Kong registering the same before the Prospectus Date;

      (iv) listing of and permission to deal in all the Offer Shares being granted (subject only to allotment) by the Listing Committee in principle on or before the Price Determination Date and dealings in the Offer Shares being allowed by the Hong Kong Stock Exchange to commence on the Hong Kong Stock Exchange on or before 17 November 2004 (or such later date as the Company and the Joint Global Coordinators on behalf of the Hong Kong Underwriters may agree) (and such listing and permission not subsequently being revoked prior to the time and date detailed in clause 12(A));

      (v)   (a)   the execution and delivery of the U.S. and International
                  Underwriting Agreement on the Price Determination Date; and

            (b) the U.S. and International Underwriting Agreement becoming unconditional in accordance with its terms (other than any condition for this Agreement to become unconditional) and not having been terminated in accordance with its terms or otherwise; and

      (vi) the Offer Price having been fixed on the Price Determination Date in accordance with the provisions of clause 3(I) and the Hong Kong Price Determination Agreement having been executed by Joint Global Coordinators (on behalf of the Hong Kong Underwriters) and the Company.

(B) The Company undertakes to use its best endeavours to procure the fulfilment of the Conditions set out in clause 2(A) above and in particular shall furnish such information, supply such documents, pay such fees, give such undertakings and do all such acts and things as may be reasonably required by the Joint Global Coordinators (on behalf of the Hong Kong Underwriters), the Hong Kong Stock Exchange, the SFC, the Registrar of Companies in Hong Kong, and regulators of any other relevant jurisdictions in connection with the application for the listing of and permission to deal in the Offer Shares and the fulfilment of such conditions.

(C) The Joint Global Coordinators, for themselves and on behalf of the Hong Kong Underwriters, may, at any time, waive any or all of the Conditions or extend the deadline for the fulfilment of such Conditions by such number of days or in such manner as they may in their absolute discretion determine.

(D) In the event that the Price Determination Date shall not occur on or prior to 11 November 2004, or in the event that any of the other Conditions is not fulfilled or waived on or prior to 4 December 2004, this Agreement shall terminate with immediate effect and the provisions of clause 12(B) shall apply.

                   SECTION III: THE HONG KONG PUBLIC OFFERING,
                         UNDERWRITING AND OTHER MATTERS

3.    THE HONG KONG PUBLIC OFFERING

(A) The Company will offer the Hong Kong Offer Shares for subscription by the public in Hong Kong at a price not to exceed the maximum offer price of HK$8.91 per Share as stated in the Hong Kong Offering Documents, payable in full on application in Hong Kong dollars together with relevant brokerage, SFC transaction levy, investor compensation levy and Hong Kong Stock Exchange trading fee on and subject to the terms and conditions set out in the Hong Kong Offering Documents and this Agreement.

(B) The Company hereby appoints, to the exclusion of all others, the Joint Global Coordinators to act as joint global coordinators and joint global bookrunners of the Global Offering, and, relying on the Warranties herein contained and subject as hereafter mentioned, the Joint Global Coordinators respectively accept such appointments.

(C) The Company hereby appoints the Hong Kong Underwriters on the terms and subject to the conditions of this Agreement, and to the exclusion of all others, as underwriters of the Hong Kong Public Offering and, as agents of the Company, to assist the Company to procure applications for the Hong Kong Offer Shares under and in connection with the Hong Kong Public Offering. On and subject to the terms and conditions of this Agreement, and relying on the Warranties herein contained and subject as hereafter mentioned, the Hong Kong Underwriters respectively accept such appointments.

(D) The Company hereby confirms that the foregoing appointments pursuant to clauses 3(B) and 3(C) confer:

      (i) in case of clause 3(B), on the respective Joint Global Coordinators all powers, authorities and discretions on behalf of the Company necessary for, or reasonably incidental to, the lawful making of the Global Offering, and hereby agree to ratify and confirm everything which any Joint Global Coordinator shall lawfully do in the exercise of any such powers, authorities and discretions; and

      (ii) in case of clause 3(C), on the respective Joint Global Coordinators and, as the case may be, the respective Hong Kong Underwriters all powers, authorities and discretions on behalf of the Company necessary for, or reasonably incidental to, the lawful making of the Hong Kong Public Offering and/or the application for listing of and permission to deal in the Offer Shares on the Hong Kong Stock Exchange, and hereby agree to ratify and confirm everything which any Joint Global Coordinator or, as the case may be, any Hong Kong Underwriter shall lawfully do in the exercise of any such powers, authorities and discretions.

(E) Each of the appointments pursuant to clauses 3(B) and 3(C) is made on the basis, and on terms, that each appointee is irrevocably authorised to delegate all or any of its relevant rights, duties, powers and discretions in such manner and on such terms as it thinks fit (with or without formality and without prior notice of any such delegation being required to be given to the Company) to any one or more of its affiliates. Each of the above-named appointees shall remain liable for all acts and omissions of any of its affiliates to which it delegates relevant rights, duties, powers and/or discretions pursuant to this clause notwithstanding any such delegation.

(F) The Company will, subject to registration of the Prospectus in accordance with clause 2(A)(iii), cause the Formal Notice to be published in the newspapers and on the date(s) as the Company shall decide. The Company will cause such number of copies of the Prospectus together with Application Forms as the Joint Global Coordinators (on behalf of the Hong Kong Underwriters) may reasonably request to be delivered to the Joint Global Coordinators or as the Joint Global Coordinators (on behalf of the Hong Kong Underwriters) may direct for the purpose of issuing the same generally.

(G) The application lists for the Hong Kong Offer Shares will, subject as mentioned below, open at 11:45 a.m. on the Acceptance Date and will close at 12:00 noon on the same day. In the event of a tropical cyclone warning signal No. 8 or above or a "black" rainstorm warning signal (in any such case, a "SIGNAL") being in force in Hong Kong at any time between 9:00 a.m. and 12:00 noon on the Acceptance Date then the application lists will open at 11:45 a.m. and close at 12:00 noon on the next Business Day on which no signal remains in force at any time between 9:00 a.m. and 12:00 noon and all references in this Agreement to the closing of the application lists shall be construed accordingly.

(H) The Company agrees that the Joint Global Coordinators shall have the sole and exclusive right, on and subject to the terms and conditions set out in the Hong Kong Offering Documents and this Agreement, to accept or reject (in whole or in part) any applications for Hong Kong Offer Shares (including, where the number of Hong Kong Offer Shares being applied for exceeds the total number of the Hong Kong Offer Shares, the right to determine the basis of allocation of the Hong Kong Offer Shares) and the Joint Global Coordinators, without prejudice to clause 3(J) below, may, but shall not be obliged to, withdraw Offer Shares from the U.S. Offering and/or the International Offering and, on behalf of the

      Company, make available such Offer Shares as additional Hong Kong Offer Shares to satisfy Valid Applications.

(I) The Offer Price for the Hong Kong Offer Shares will be based on the Hong Kong dollar equivalent of the U.S. dollar price at which ADSs are to be offered in the U.S. Offering and the International Offering. The price of such ADSs will be as stated in the U.S. and International Underwriting Agreement. The Offer Price will be determined on the Price Determination Date as that amount which, when increased by 1 per cent. brokerage, 0.005 per cent. SFC transaction levy, 0.002 per cent. investor compensation levy and 0.005 per cent. Hong Kong Stock Exchange trading fee thereon, is (subject to any necessary rounding) equal to the U.S. dollar price per ADS
      (i) converted into Hong Kong dollars at the average of the bid and offered exchange rates quoted by The Hongkong and Shanghai Banking Corporation Limited at the close of business on the second Business Day prior to the Price Determination Date and (ii) divided by 20 (being the number of Offer Shares represented by each ADS) Provided that the Offer Price shall be not more than HK$8.91. The Offer Price shall upon its determination be recorded in the Hong Kong Price Determination Agreement to be executed at such time.

(J) In the event that Valid Applications are received pursuant to the Hong Kong Public Offering in respect of (i) 15 times or more but less than 50 times or (ii) 50 times or more but less than 100 times or (iii) 100 times or more of the aggregate number of the Initial Hong Kong Offer Shares, then the total number of Hong Kong Offer Shares available under the Hong Kong Public Offering will be increased to 313,795,500, 418,394,000 and 522,992,000 Shares, respectively, representing approximately 30 per cent. (in the case of (i)) or 40 per cent. (in the case of (ii)) or 50 per cent. (in the case of (iii)) respectively, of the total number of Shares initially available under the Global Offering (before any exercise of the Over-allotment Option). In such case, the number of Shares allocated in the U.S. Offering and/or the International Offering shall be correspondingly reduced, in such manner as the Joint Global Coordinators deem appropriate, and such additional Shares will be allocated to Pool A and Pool B of the Hong Kong Public Offering for subscription at the Offer Price. For the avoidance of doubt, the Over-allotment Option is granted by the Company and the Selling Shareholders to the U.S. Underwriters and the International Underwriters only, and not to the Hong Kong Underwriters. Further, for the avoidance of doubt, no Shares of the Selling Shareholders shall be reallocated to the Hong Kong Public Offering.

(K) The total number of the Initial Hong Kong Offer Shares plus the Claw Back Shares (if any) shall be divided into two pools for allocation purposes. With respect to the Initial Hong Kong Offer Shares, Pool A comprises not less than 52,299,000 Shares and Pool B comprises not less than 52,299,000 Shares. The Shares in Pool A will be allocated by the Joint Global Coordinators in their discretion on an equitable basis to applicants who have applied for Shares with an aggregate subscription or purchase price of HK$5 million (excluding the brokerage, transaction levy, investor compensation levy and trading fee payable) or less per applicant. The Shares in Pool B will be allocated by the Joint Global

      Coordinators in their discretion on an equitable basis to applicants who have applied for Shares with an aggregate subscription or purchase price of more than HK$5 million (excluding the brokerage, transaction levy, investor compensation levy and trading fee payable) per applicant. If the Hong Kong Offer Shares in one pool (but not both pools) are under-subscribed, the Joint Global Coordinators shall in their discretion transfer the surplus Hong Kong Offer Shares to the other pool to satisfy demand in that other pool subject to the provisions relevant thereto set out in the section headed "Structure of the Global Offering" in the Prospectus.

(L) The Company will prior to the Prospectus Date appoint the Receiving Bankers to act as receiving bankers in connection with the receiving of completed applications for Hong Kong Offer Shares and the Nominee in connection with the receiving and holding of application moneys and any interest accruing thereon, in both cases, on and subject to the terms and conditions of the Receiving Bankers' Agreement.

(M) The Company will prior to the Prospectus Date appoint the Share Registrar to provide services in connection with the processing of applications under the Hong Kong Public Offering on and subject to the terms and conditions of the Registrar's Agreement.

(N) The arrangements provided for in the Receiving Bankers' Agreement and the Registrar's Agreement may be varied and/or supplemented in case of unexpectedly high volume of applications under the Hong Kong Public Offering as provided for in the Contingency Plan.

(O) Without prejudice to the foregoing obligations, the Company undertakes with the Hong Kong Underwriters that it will do all such other acts and things as may reasonably be required by the Joint Global Coordinators for the purpose of the Global Offering and obtaining listing of and permission to deal in the Offer Shares on the Hong Kong Stock Exchange (including in particular effecting all necessary registrations and filings with the Hong Kong Stock Exchange, the SFC and the Registrar of Companies in Hong Kong and taking all steps to ensure that each of the Directors will sign or cause to be duly signed on their behalf all documents required to be signed by them as directors of the Company for the purpose of or in connection with any such registrations and filings and the obtaining of listing of and permission to deal in the Offer Shares on the Hong Kong Stock Exchange) and that it will comply with all requirements so as to enable the listing of and permission to deal in the Offer Shares to commence on 17 November 2004 to be granted by the Listing Committee and to enable such listing to be maintained.

4.    THE HONG KONG OFFERING DOCUMENTS

(A) Subject to the Prospectus having been registered by the Registrar of Companies in Hong Kong, the Company will, on the Prospectus Date, issue such number of copies of the Hong Kong Offering Documents as the Joint Global Coordinators may direct.

(B) Except for the Hong Kong Offering Documents or except as otherwise provided pursuant to the provisions of this Agreement or as required by the Hong Kong Stock Exchange or the New York Stock Exchange, Inc., each of the Company, China Netcom Group and CNC BVI respectively undertakes not, without the prior written approval of the Joint Global Coordinators, to issue, publish, distribute or otherwise make available any document (including any prospectus), material or information in connection with the Hong Kong Public Offering.

5.    UNDERWRITING

(A) On and subject to the terms and conditions of this Agreement and in reliance upon the Warranties, if and to the extent that, by 12:00 noon on the Acceptance Date, there shall remain any Initial Hong Kong Offer Shares for which Valid Applications, as subsequently calculated, have not been received (an "UNDER-SUBSCRIPTION"), the Hong Kong Underwriters shall, subject as set out in clause 5(G) apply or procure applications for the Hong Kong Offer Shares representing the shortfall at the Offer Price in accordance with the terms and conditions set out in the Hong Kong Offering Documents (other than as to the deadline for making the application and save as provided in this clause) and shall pay or procure to be paid, in accordance with clause 5(F)(ii) the full amount payable on application Provided that the obligations of the Hong Kong Underwriters in respect of Hong Kong Offer Shares under this sub-clause shall be several (and not joint and several) on the basis that each Hong Kong Underwriter shall, subject to clause 5(I), apply or procure applications for the number of Hong Kong Offer Shares to which this sub-clause applies in the proportions set out against its name in the column headed "Percentage of Hong Kong Public Offering Underwritten" in Schedule 3.

(B) None of the Hong Kong Underwriters will be liable for any failure on the part of any of the other Hong Kong Underwriters to perform its obligations under this clause. Notwithstanding the foregoing, each of the Hong Kong Underwriters shall be entitled to enforce any or all of its rights under this Agreement either alone or jointly with the other Hong Kong Underwriters.

(C) The Company agrees with the Hong Kong Underwriters that all Valid Applications received prior to the closing of the application lists and accepted by the Joint Global Coordinators, either in whole or in part, will be accepted by the Company before calling upon the Hong Kong Underwriters or any of them to perform the obligations imposed on them by this clause.

(D) Following the closing of the application lists on the Acceptance Date, the Company will, in conjunction with the Receiving Bankers, calculate and notify the Joint Global Coordinators of the number of Hong Kong Offer Shares for which duly completed Application Forms have been received and will procure that the applications will be processed, and such calculation made, as soon as practicable after the closing of the application lists.

(E) In the event of an Under-Subscription, the Company will procure that the Share Registrar and/or the Receiving Bankers will as soon as possible and in any event:

      (i) not later than 5:00 p.m. on the Acceptance Date notify the Joint Global Coordinators on behalf of the Hong Kong Underwriters their best estimate of the number of Hong Kong Offer Shares that may fall to be taken up pursuant to clause 5(A); and

      (ii) not later than 5:00 p.m. on the first day after the Acceptance Date notify the Joint Global Coordinators on behalf of the Hong Kong Underwriters of the number of Hong Kong Offer Shares falling to be taken up pursuant to clause 5(A).

(F) Subject to clause 5(G), as soon as practicable, and in any event not later than 2:00 p.m. or (on a Saturday) 12:00 noon on the third Business Day immediately after the date on which any notification is made under clause 5(E)(ii) and subject to the Conditions having been fulfilled (or waived), each of the Hong Kong Underwriters will:

      (i) deliver to the Receiving Bankers duly completed Application Form(s) for such number of Hong Kong Offer Shares as fall to be taken up by it pursuant to clause 5(A), specifying the name(s) and address(es) of the applicant(s) and the number of Hong Kong Offer Shares to be allocated to each such applicant; and

      (ii) upon the Company duly allotting, issuing and delivering such Hong Kong Offer Shares to the Joint Global Coordinators through the facilities of Hongkong Clearing for credit to the CCASS participants' accounts of the said applicants, pay, or procure to be paid, to the Receiving Bankers for the account of the Nominee the aggregate amount of the Offer Price (together with all brokerage, transaction levy, investor compensation levy and Hong Kong Stock Exchange trading fee payable by an applicant under the Hong Kong Public Offering) for the Hong Kong Offer Shares as fall to be taken up by it pursuant to clause 5(A) Provided that while such payments may be made through the Joint Global Coordinators at its discretion and without obligation, the Joint Global Coordinators shall not be responsible for the failure by any Hong Kong Underwriter (apart from itself in its capacity as a Hong Kong Underwriter) to make such payment.

      The Company shall make the certificates representing the above Hong Kong Offer Shares available to Hongkong Clearing for checking at or before 12:00 noon on the Business Day before the date of Closing.

(G) If an Under-Subscription shall occur, the Joint Global Coordinators shall have the right (but are not obliged) to reallocate to the U.S. Offering and/or International Offering (in such proportion as the Joint Global Coordinators consider appropriate) all or any of the Hong Kong Offer Shares which any Hong Kong Underwriter is required to apply for pursuant to clause 5(A). Any allocation to the U.S. Offering and/or International Offering pursuant to this sub-clause and duly subscribed for or purchased by the U.S. Underwriters and/or the International Underwriters and/or subscribers or purchasers procured by any one or more of them shall satisfy pro tanto the obligation of the Hong Kong Underwriters under this clause and, as between the Hong Kong Underwriters, on a pro-rata basis and no underwriting commission will be payable to the Hong Kong Underwriters regarding such reallocated Shares.

(H) All obligations and liabilities of the Hong Kong Underwriters under this Agreement to subscribe for or purchase or to procure subscribers or purchasers for Hong Kong Offer Shares will cease following due payment in full by or on behalf of the respective Hong Kong Underwriters in accordance with clause 5(F)(ii) or on the Joint Global Coordinators being notified pursuant to clause 5(D) that the Hong Kong Public Offering is fully subscribed or over-subscribed by Valid Applications.

(I) The obligation of each Hong Kong Underwriter pursuant to this clause 5 shall be reduced to the extent that valid Underwriters' Applications (as defined in Schedule 8) are made or procured by such Hong Kong Underwriter to be made in accordance with the arrangements set out in Schedule 8.

6.    PAYMENT UNDER THE HONG KONG PUBLIC OFFERING

(A) The application moneys with interest thereon held by the Nominee will, in accordance with the provisions of the Receiving Bankers' Agreement and subject to clause 6(B) below, be paid over to the Company in accordance therewith after the share certificates for the Hong Kong Offer Shares have been despatched or delivered by or on behalf of the Company to the successful applicants under the Hong Kong Public Offering through the facilities of Hongkong Clearing for credit to CCASS participants accounts or made available to such applicants, as the case may be. The Company covenants and agrees that it will in accordance with the provisions of the Receiving Bankers' Agreement, pay or cause to be paid:

      (i) the underwriting commission (such payment to be made by way of deduction from the above application moneys held by the Receiving Bankers in accordance with the terms of the Receiving Bankers' Agreement) and the expenses payable pursuant to clause 7; and

      (ii) such sums as are required to satisfy the payments referred to in clause 6(B) below.

(B) The Joint Global Coordinators on behalf of the Hong Kong Underwriters will arrange for the payment by the Nominee on behalf of the Company and successful applicants under the Hong Kong Public Offering:

      (i) to members of the Hong Kong Stock Exchange and the Hong Kong Underwriters (as the case may be) of brokerage at the rate of 1 per cent. of the Offer Price;

      (ii) to the Hong Kong Stock Exchange of the aggregate SFC transaction levy at the rate of 0.01 per cent. of the Offer Price and the aggregate investor compensation levy at the rate of 0.004 per cent. of the Offer Price; and

      (iii) to the Hong Kong Stock Exchange of the aggregate trading fee at the rate of 0.01 per cent. of the Offer Price,

      in respect of Valid Applications for the Hong Kong Offer Shares, such amounts to be paid out of the application moneys.

                       SECTION IV: COMMISSION AND EXPENSES

7.    COMMISSION AND EXPENSES

(A) In consideration of the services of the Hong Kong Underwriters under this Agreement, the Company will pay to the Joint Global Coordinators, for themselves and on behalf of the Hong Kong Underwriters, an underwriting commission calculated at the rate of 3.25 per cent. of the Offer Price multiplied by the number of Initial Hong Kong Offer Shares, less any Shares reallocated under clause 5(G). For the avoidance of doubt, the Hong Kong Underwriters shall not be entitled to any underwriting commissions in respect of the Claw Back Shares or the Shares reallocated under clause 5(G) as the relevant underwriting discounts and commissions relating to such Shares will be payable to the Joint Global Coordinators and the relevant U.S. Underwriters and International Underwriters in accordance with the U.S. and International Underwriting Agreement and deducted from the subscription or purchase moneys payable to the Company and the Selling Shareholders under the U.S. and International Underwriting Agreement.

(B) The allocation and distribution of the underwriting commissions referred to in clause 7(A) between the Hong Kong Underwriters shall be separately dealt with in the Agreement Among Hong Kong Underwriters. Payment of the underwriting commissions by the Company to the Joint Global Coordinators in accordance with this Agreement shall constitute good, full and final discharge of the Company's obligations under this Agreement to the Hong Kong Underwriters to make payment of such underwriting commissions.

(C) In addition, the Company shall be responsible for all such fees, costs and expenses reasonably incurred in connection with or incidental to the Hong Kong Public Offering, which shall include but are not limited to the following:

      (i) all capital duty (if any) and other fees, charges and expenses payable in respect of the creation and issue of the Hong Kong Offer Shares;

      (ii)  fees and expenses of the Receiving Bankers and the Share Registrar;

      (iii) fees and expenses of the Reporting Accountants;

      (iv)  fees and expenses of Sallmanns (Far East) Limited;

      (v)   fees and expenses of the legal advisers to the Company;

      (vi)  fees and expenses of any public relations consultants engaged;

      (vii) fees and expenses of the translators;

      (viii) fees and expenses related to the application for listing of and permission to deal in the Offer Shares on the Hong Kong Stock Exchange;

      (ix) fees and expenses related to the registration of the Hong Kong Offering Documents with any relevant authority, including without limitation the Registrar of Companies in Hong Kong;

      (x) fees and expenses of the printers, for printing, advertising and ancillary costs;

      (xi) costs of preparation, printing, despatch and distribution of the Hong Kong Offering Documents;

      (xii) CCASS transaction fees payable on the initial transfer with CCASS of Hong Kong Offer Shares applied for using yellow Application Forms; and

      (xiii) printing of share certificates and refund cheques.

(D) The Joint Global Coordinators are hereby authorised by the Company to direct the Nominee to deduct from proceeds received from the Hong Kong Public Offering at Closing:

      (i) the underwriting commissions referred to in clauses 6(A)(i) and 7(A);

      (ii) the brokerage, transaction levy, investor compensation levy and trading fee referred to in clause 6(B);

      (iii) such fees, costs and expenses set out in clause 7(C) above, which the Company hereby agrees to be withheld or deducted,

      and arrange for such sum to be paid over to the Joint Global Coordinators or to such persons as the Joint Global Coordinators may direct.

                          SECTION V: STABILIZATION AND
                AUTHORITY RELATING TO THE HONG KONG UNDERWRITERS

8.    STABILIZATION AND AUTHORITY RELATING TO THE HONG KONG UNDERWRITERS

(A) To the extent permitted by and in compliance with all applicable laws and regulatory requirements of Hong Kong or elsewhere including but without limitation the Securities and Futures (Price Stabilizing) Rules made under the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong
      Kong) (the "STABILIZING RULES"), Citigroup Global Markets Asia Limited, as stabilizing manager (the "STABILIZING MANAGER") and in connection with the Global Offering, may at its absolute discretion, and not as agent for the Company, effect such transactions as are permissible under, and in accordance with, the Stabilizing Rules with a view to stabilizing or maintaining the market price of the Offer Shares (including, for this purpose, ADSs) within a period prescribed under the Stabilizing Rules. Such stabilizing actions, if commenced, may be discontinued at any time.

(B) Pending the completion of the Global Offering, each of the Hong Kong Underwriters (other than the Stabilizing Manager) undertakes to each other (including the Stabilizing Manager) that it will not effect or enter into or cause or authorise any other person to effect or enter into any transactions (in the open market or otherwise) or arrangements, whether in Hong Kong or elsewhere, the object of which would be to stabilize or maintain the market price of the Offer Shares at levels other than those which might otherwise prevail in the open market.

(C) The Stabilizing Manager may, in its sole and absolute discretion, appoint any of its affiliates or any other person(s) to be its agent(s) for the purposes of taking any stabilizing action, with such authorities and rights as the Stabilizing Manager has pursuant to clause 8(A).

(D) Any liability, expenses and loss resulting from the stabilizing actions referred to in clause 8(A) shall be borne, and any profit arising from such stabilizing actions shall be beneficially retained, by the Stabilizing Manager on behalf of the Underwriters.

(E)   In connection with the Hong Kong Public Offering:

      (i) in relation to the Receiving Bankers' Agreement, each of the Hong Kong Underwriters hereby agrees that the Joint Global Coordinators shall have authority to decide all matters referred to therein as being within the discretion of the Hong Kong Underwriters and to give all confirmations and instructions to be given thereunder by the Hong Kong Underwriters to the Receiving Bankers, the Nominee or the Share Registrar, as the case may be; and

      (ii) the Hong Kong Underwriters hereby acknowledge that nothing in this Agreement shall be deemed to give the Hong Kong Underwriters or any of them any authority to make any disclosure, representation or warranty in writing expressly stating that such disclosure, representation or warranty is made on behalf of the Company in connection with the Hong Kong Public Offering, U.S. Offering, International Offering or Global Offering unless the same is contained in the Hong Kong Offering Documents, this Agreement or in any of the documents or materials or information (whether given orally or in writing) produced in connection with the Hong Kong Public Offering, U.S. Offering, International Offering or Global Offering or is authorised by the Company.

(F) For the avoidance of doubt, the Joint Global Coordinators shall not be responsible or liable to the Company for any breach of the provisions in this Agreement by any Hong Kong Underwriter (other than themselves in the capacity as Hong Kong Underwriters).

(G) The Hong Kong Underwriters (other than the Joint Global Coordinators) hereby authorise the Joint Global Coordinators to execute and deliver the Intersyndicate Agreement to which they are parties on behalf of each of them with such variations, if any, in the sole judgement of the Joint Global Coordinators as are not material and further agree that they will be bound by all the terms of the Intersyndicate Agreement as executed.

            SECTION VI: REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

9.    REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS RELATING TO THE COMPANY

(A) The Company, China Netcom Group and CNC BVI jointly and severally represent, warrant and undertake to the Joint Global Coordinators, the Joint Sponsors and the Hong Kong Underwriters and each of them in the terms set out in Schedule 4.

(B) The Company, China Netcom Group and CNC BVI accept that each of the Joint Global Coordinators, the Joint Sponsors and the Hong Kong Underwriters is entering into this Agreement in reliance upon the Warranties.

10.   RIGHTS IN RELATION TO THE WARRANTIES

(A) Each Warranty shall be construed separately and shall not be limited or restricted by reference to or inference from the terms of any other of the Warranties or any other term of this Agreement.

(B) The Warranties shall remain in full force and effect notwithstanding completion of the Hong Kong Public Offering.

(C) The Warranties are given on and as at the date of this Agreement with respect to the facts and circumstances subsisting on the date of this Agreement. In addition, the Warranties shall be deemed to be repeated on and as at:

      (i) the date on which the Prospectus is registered by the Registrar of Companies in Hong Kong as required by section 38D of the Companies Ordinance;

      (ii)  the Acceptance Date;

      (iii) the Price Determination Date;

      (iv) in the case of clause 5(F), (1) immediately prior to the delivery by the Hong Kong Underwriters of duly completed Application Forms and
            (2) payment for the Hong Kong Offer Shares to be taken up;

      (v)   the Closing; and

      (vi) immediately prior to commencement of dealings in the Offer Shares on the Hong Kong Stock Exchange,

      in each case, with reference to the facts and circumstances then subsisting.

(D) Each of the Company, China Netcom Group and CNC BVI undertakes to give notice to the Joint Global Coordinators and each of the Hong Kong Underwriters forthwith of any matter or event coming to its attention prior to the last of the dates on which the Warranties are deemed to be given pursuant to the provisions of clause 10(C) which shows any of the Warranties to be or to have been untrue, inaccurate or misleading or breached, or of any circumstances it becomes aware of which would or can reasonably be expected to cause any of the Warranties to be untrue, inaccurate, misleading or breached.

(E) If at any time, by reference to the facts and circumstances then subsisting, prior to the last of the dates on which the Warranties are deemed to be repeated pursuant to the provisions of clause 10(C), any matter or event comes to the attention of the Company, China Netcom Group, CNC BVI or any of the Hong Kong Underwriters which:

      (i) would or might result in any of the Warranties, if repeated immediately after the occurrence of such matter or event, being untrue, inaccurate or misleading; or

      (ii) would or might render untrue, inaccurate or misleading any statement, whether of fact or opinion, contained in any of the Hong Kong Offering Documents or the Formal Notice if the same were issued immediately after the occurrence of such matter or event; or

      (iii) would or might result in the omission of any fact which is material for disclosure or required by applicable Law to be disclosed in the Hong Kong Offering Documents or the Formal Notice if the same were issued immediately after occurrence of such matter or event; or

      (iv) would or might result in any breach of the Warranties or any circumstances giving rise to a claim under any of the indemnities as contained in, or given pursuant to, this Agreement,

      the Company, China Netcom Group, CNC BVI or such Hong Kong Underwriter (as the case may be) shall forthwith notify the Joint Global Coordinators and each of the Hong Kong Underwriters and the Company (as the case may be) and, but without prejudice to any other rights of any party, the Company and the Joint Global Coordinators on behalf of the Hong Kong Underwriters shall forthwith consult with a view to agreeing, if the Prospectus has already been registered with the Registrar of Companies in Hong Kong or distributed (as the case may be), what announcement or circular or document, if any, should be issued, published, distributed or made available or what other act or thing should be done. Each of the Company, China Netcom Group and CNC BVI agrees not to, and to procure its affiliates not to, issue, publish, distribute or make publicly available any such announcement, circular or document without the prior written consent of the Joint Global Coordinators (for themselves respectively and on behalf of the Hong Kong Underwriters), except as required by applicable laws or regulations or rules of the relevant stock exchange, in which case the Company, China Netcom Group and CNC BVI shall first consult the Joint Global Coordinators (for themselves respectively and on behalf of the Hong Kong Underwriters) before such issue, publication or distribution.

(F) Each of the Company, China Netcom Group and CNC BVI will not, and will procure that none of its affiliates will:

      (i) do or omit to do anything which may cause any of the Warranties to be untrue, inaccurate, misleading or breached in any respect at any time immediately prior to the commencement of dealings in the Offer Shares on the Hong Kong Stock Exchange (assuming such Warranties to be repeated at the relevant time with reference to the facts and circumstances then subsisting); or

      (ii) at any time immediately prior to the commencement of dealings in the Offer Shares on the Hong Kong Stock Exchange, enter into any contract or commitment of an unusual or onerous nature, whether or not that contract, if entered into prior to the date hereof, would constitute a material contract for the purpose of the Prospectus or any other Hong Kong Offering Documents.

(G) Save and except for any loss or damage finally judicially determined to have arisen out of any gross negligence, wilful default or fraud on the part of any of the Joint Global Coordinators, the Joint Sponsors and the Hong Kong Underwriters, no claim shall be made against the Joint Global Coordinators, the

      Joint Sponsors or the Hong Kong Underwriters or any of them or against any other Indemnified Person referred to in clause 13 by the Company, China Netcom Group, CNC BVI or any of their respective affiliates, to recover any damage, cost, charge or expense which the Company, China Netcom Group, CNC BVI or the Directors or any of the respective affiliates of the Company, China Netcom Group or CNC BVI may suffer or incur by reason of or arising out of the carrying out by the Joint Global Coordinators or the Joint Sponsors or the Hong Kong Underwriters or any of them of the work to be done by the Joint Global Coordinators or the Joint Sponsors or the Hong Kong Underwriters or any of them pursuant hereto or the performance of their respective obligations hereunder or otherwise in connection with the Hong Kong Offering Documents, the Global Offering and any associated transactions (whether in performance of its duties as underwriter or financial adviser or otherwise). Specifically (but without prejudice to the generality of the foregoing), none of the Joint Global Coordinators or the Joint Sponsors or the Hong Kong Underwriters shall have any liability or responsibility whatsoever for any alleged insufficiency of the Offer Price or any dealing price of the Offer Shares.

                        SECTION VII: FURTHER UNDERTAKINGS

11.   FURTHER UNDERTAKINGS

(A) The Company undertakes to each of the Joint Global Coordinators, the Joint Sponsors and the Hong Kong Underwriters that, and China Netcom Group and CNC BVI undertake to procure that:

      (i) the Company will comply in all respects with the terms and conditions of the Hong Kong Public Offering and will, in particular, without limitation:

            (a) comply with the obligations imposed upon it by the Companies Ordinance and the Hong Kong Listing Rules in respect of or by reason of the making of the Hong Kong Public Offering including, but without limitation, the making of all necessary filings with the Registrar of Companies in Hong Kong, the Hong Kong Stock Exchange and the SFC and the making available for inspection in Hong Kong of the documents and in the manner referred to in the paragraph headed "Documents available for inspection" of Appendix VIII to the Prospectus during the period specified in that paragraph;

            (b) allot and issue the Hong Kong Offer Shares to successful applicants under the Hong Kong Public Offering and, if any of the Hong Kong Offer Shares falls to be taken up pursuant to clause 5(A), to the applicants under clause 5(F) or, as the case may be, as the Joint Global Coordinators direct; and

            (c) as soon as practicable following announcement of the basis of allocation of the Hong Kong Offer Shares and in any event no later than 16 November 2004, cause definitive share certificates representing the Hong Kong Offer Shares to be posted or made available for collection in accordance with the terms of the Hong Kong Public Offering to successful applicants or, as the case may be, procure that the share certificates for Hong Kong Offer Shares in respect of which successful applicants have elected for delivery into CCASS shall be duly delivered to the depositary for Hongkong Clearing for credit to the stock account of such CCASS participant(s) as may be specified for such purpose by or on behalf of the relevant applicant;

      (ii) the Company will not, at any time after the date of this Agreement up to and including the date on which all of the Conditions are fulfilled (or waived) in accordance with this Agreement, amend or agree to amend the Memorandum and Articles of Associations of the Company save as requested by the Hong Kong Stock Exchange or other regulatory authorities which are entitled to exercise jurisdiction over the Company lawfully;

      (iii) the Company will use its best endeavours to procure that the Share Registrar and the Receiving Bankers will comply with the terms of their respective appointments and will do all such acts and things as may be required to be done by each of them and by the time specified or necessary in connection with the Global Offering and in particular, but without limitation, the Registrar's Agreement and the Receiving Bankers' Agreement, respectively. None of the terms of the appointments of the Share Registrar and the Receiving Bankers shall be amended without the prior written consent of the Joint Global Coordinators (on behalf of the Hong Kong Underwriters);

      (iv) the Company will procure that the Share Registrar duly enters the names of the investors in the Shares under the Global Offering, their respective nominees or the HKSCC Nominees Limited, as the case may be, in the register of members of the Company as holders of the relevant Shares;

      (v) the Company will comply with the Hong Kong Listing Rules in relation to supplemental listing documents and further agrees not to issue, publish, distribute or make available any announcement, circular or document as contemplated above without the prior written consent of the Joint Global Coordinators;

      (vi) the Company will, in compliance with the Hong Kong Listing Rules, deliver to the Hong Kong Stock Exchange the declaration substantially in the form set out in Appendix 5, Form F of the Hong Kong Listing Rules acceptable to the Hong Kong Stock Exchange;

      (vii) the Company will procure that none of the Directors or their associates (as defined in the Hong Kong Listing Rules) will himself (or through a company controlled by him) apply for any Offer Shares either in his own name or through nominees unless permitted to do so under the Hong Kong Listing Rules and having obtained confirmation to that effect, and if any such application has been made or he has indicated an interest to apply for Offer Shares, he shall forthwith notify the Joint Global Coordinators (on behalf of the Hong Kong Underwriters);

      (viii) the Company will use the net proceeds received by it pursuant to the Global Offering in the manner specified in the Prospectus under the section headed "Future plans and use of proceeds", and to the extent that they are not immediately applied to the specific purposes as described in the Prospectus, it shall deposit such proceeds into interest-bearing bank accounts or invest them in investment-grade debt securities;

      (ix) the Company will pay any tax, duty, levy, fee or other charge or expense (if any) which may be payable in the PRC, Hong Kong and elsewhere, pursuant to the requirement of any law, rule or regulation or as provided for in this Agreement, in connection with the creation, allotment and issue of the Offer Shares, and the execution and delivery of, and the performance of any of the provisions under, this Agreement;

      (x) the Company will maintain a listing for the Shares on the Hong Kong Stock Exchange for at least one year after the date on which dealings in the Shares first commence on the Hong Kong Stock Exchange (the "LISTING DATE") and to pay all fees and supply all further documents, information and undertakings and publish all advertisements or other materials as may be necessary or advisable for such purpose, except following a withdrawal of such listing which has been approved by the relevant shareholders of the Company in accordance with the Hong Kong Listing Rules;

      (xi) the Company agrees and undertakes that it will not effect any purchase of Shares, or agree to do so, which may reduce the holdings of Shares held by the public to a level below the requisite public float requirement as set out in the Hong Kong Listing Rules or as agreed by the Hong Kong Stock Exchange, on or before the date falling six months after the Listing Date, without having obtained the prior written consent of the Joint Global Coordinators (on behalf of the Hong Kong Underwriters);

      (xii) that the documents listed in Schedule 7, Part B shall be delivered to the Joint Global Coordinators not later than the signing of the U.S. and International Underwriting Agreement, and that the documents listed in Schedule 7, Part C shall be delivered to the Joint Global Coordinators not later than the closing of the U.S. Offering and the International Offering as provided for in the U.S. and International Underwriting Agreement.

(B) The Company undertakes to each of the Joint Global Coordinators, Joint Sponsors and Hong Kong Underwriters that no further Shares or securities convertible into equity securities (whether or not of a class already listed) may be issued or form the subject of any agreement to such an issue within six months from the date on which dealings in the Shares first commence on the Hong Kong Stock Exchange (whether or not such issue of Shares or securities will be completed within six months from the commencement of dealing), except in certain prescribed circumstances, which includes the issue of Shares pursuant to the share option scheme of the Company.

(C) Each of the Company, China Netcom Group and CNC BVI undertakes to each of the Joint Global Coordinators, Joint Sponsors and Hong Kong Underwriters that, without the prior written consent of the Joint Global Coordinators (on behalf of the Underwriters), it will not, for a period of 180 days after the date on which dealings in the Shares first commence on the Hong Kong Stock Exchange,

      (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant or agree to grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of the share capital of the Company or any securities convertible into or exercisable or exchangeable for, or that represent the right to receive, such share capital; or

      (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such share capital,

      whether any such transactions described in sub-clause (i) or (ii) above is to be settled by delivery of the share capital of the Company or such other securities, in cash or otherwise; or

      (iii) publicly disclose that it will or may enter into any transaction described above.

      The foregoing provisions of this clause 11(C) shall not apply to the following:

      (i)   the sale of Shares to the Underwriters;

      (ii) the issuance by the Company of Shares or ADSs upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of the Prospectus of which the Underwriters have been advised in writing; or

      (iii) transactions by any person other than the Company relating to Shares, ADSs or other securities acquired in open market transactions after the completion of the Global Offering.

      The 180-day restricted period described in the foregoing provisions of this clause 11(C) is subject to extension such that, in the event that either:

      (i) during the last 17 days of the 180-day restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or

      (ii) prior to the expiration of the 180-day restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 180-day period, the "lock-up" restrictions described above will, except if otherwise waived in writing by the Joint Global Coordinators on behalf of the Underwriters, continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

(D) Each of China Netcom Group and CNC BVI has undertaken to the Company, the Joint Global Coordinators, the Joint Sponsors and the Hong Kong Underwriters that, except to the extent permitted under the Global Offering or the Over-allotment Option:

      (i) it will not and shall procure that the relevant registered holder(s) will not, without the prior written consent of the Hong Kong Stock Exchange and unless in compliance with the requirements of the Hong Kong Listing Rules, during the period commencing from the date of the Prospectus and ending on the date which is six months from the date on which dealings in the Shares first commence on the Hong Kong Stock Exchange (the "FIRST SIX-MONTH PERIOD"), dispose of, nor enter into any agreement to dispose of or otherwise create any options, rights, interests or encumbrances in respect of any Shares in respect of which they are shown by the Prospectus to be the beneficial owner (the "CHINA NETCOM GROUP'S SHARES");

      (ii) it will not, without the prior written consent of the Hong Kong Stock Exchange in the six-month period commencing on the expiry of the First Six-month Period (the "SECOND SIX-MONTH PERIOD") dispose of, nor enter into any agreement to dispose of or otherwise create any options, rights, interests or encumbrances in respect of, any of the China Netcom Group's Shares and to such extent that immediately following such disposal or upon the exercise or enforcement of such options, rights, interests or encumbrances, China Netcom Group or CNC BVI would then cease to be a controlling shareholder (as defined in the Hong Kong Listing Rules) of the Company; and

      (iii) it will, on any disposal of such the China Netcom Group's Shares during the Second Six-month Period, take all reasonable steps to ensure that any such disposal will not create a disorderly or false market, save that any offer for sale contained in a listing document (as defined in the Hong Kong Listing Rules) shall not be subject to such restrictions.

(E) Each of China Netcom Group and CNC BVI undertakes to each of the Company, the Joint Global Coordinators, the Joint Sponsors and the Hong Kong Underwriters that at any time during the period commencing on the date by reference to which disclosure of the direct or indirect shareholding of China Netcom Group and CNC BVI in the Company is made in the Prospectus and ending on the date which is 12 months after the date on which trading in the Shares commences on the Hong Kong Stock Exchange:

      (i) it will, if it pledges or charges any Shares or other securities of the Company in respect of which it is the beneficial owner in favour of an authorised institution (as defined in the Banking Ordinance of Hong Kong) for a bona fide commercial loan, immediately inform the Company of any such pledges or charges and the number of shares or other securities of the Company so pledged or charged; and

      (ii) it will, if it receives any indication, either verbal or written, from any pledgee or chargee of any shares or other securities of the Company that such shares or other securities of the Company will be disposed of, immediately inform the Company of any such indication.

(F) The Company undertakes to each of the Joint Global Coordinators, the Joint Sponsors and the Hong Kong Underwriters that it will inform the Hong Kong Stock Exchange as soon as it has been informed of the matters mentioned in clause 11(E)(i) and (ii) above by China Netcom Group or CNC BVI, and disclose such matters as soon as possible thereafter by way of an announcement published in the newspapers.

(G) The Company further undertakes to each of the Joint Global Coordinators, the Joint Sponsors and the Hong Kong Underwriters that it will not use, and will cause each of its subsidiaries not to use, the proceeds from the sale of its Shares or ADSs, directly or indirectly, for any purpose or activity that would cause the Underwriters or any purchaser of the Shares or ADSs to be in violation of the United States Trading With the Enemy Act, as amended, the United States International Emergency Economic Powers Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or in connection with business, operations or contracts with the Governments of or with any person or entity in Angola (UNITA), Burma (Myanmar), Cuba, Iraq, Iran, Libya, North Korea or Sudan or any agent or "Specially Designated National" thereof, or in connection with contracts in support of projects in or for the benefit of the Governments of the above indicated countries.

                            SECTION VIII: TERMINATION

12.   TERMINATION

(A) If, at any time prior to 8:00 a.m. on the day that trading in the Offer Shares commences on the Hong Kong Stock Exchange:

      (i)   there shall develop, occur, exist or come into effect:

            (a) any new Law or any change in existing Laws or any change in the interpretation or application thereof by any court or other competent authority of Hong Kong, the PRC, Japan, the United States, the United Kingdom or Singapore;

            (b) any change or development involving a prospective change in local, national or international financial, political, military, industrial, economic, currency, market or regulatory conditions in Hong Kong, the PRC, Japan, the United States, the United Kingdom or Singapore;

            (c) a general moratorium on commercial banking activities in Hong Kong, the PRC, Japan, the United States, the United Kingdom or Singapore, as declared by the relevant authorities;

            (d) a suspension or limitation in trading in securities generally on the Hong Kong Stock Exchange, the Tokyo Stock Exchange, the New York Stock Exchange, Inc., or any material disruption in commercial banking or securities settlement, payment or clearance services or procedures in Hong Kong, the PRC, Japan, the United States, the United Kingdom or Singapore;

            (e) a change or development involving a prospective change in taxation or exchange control (or the imposition or implementation of any exchange control) or currency exchange rates or foreign investment regulations in Hong Kong, the PRC, Japan, the United States, the United Kingdom or Singapore;

            (f) the outbreak or escalation of hostilities involving Hong Kong, the PRC, Japan, the United States, the United Kingdom or Singapore, or the declaration by Hong Kong, the PRC, Japan, the United States, the United Kingdom or Singapore, of a national emergency or war or any other national or international calamity or crisis;

            (g) any change, or any development or event involving a prospective change, in the condition (financial or trading), business, properties or results of operations of the Group;

            (h) any material litigation or claim being instigated against any member of the Group; or

            (i) any other event of force majeure, including without limitation act of God, riot, public disorder, civil commotion, economic sanctions, fire, flood, explosion, epidemic, terrorism, labour dispute, strike or lock-out, which, individually or in the aggregate and in the sole opinion of the Joint Global Coordinators (for themselves and on behalf of the Hong Kong Underwriters):

                        (1) is or will be or is likely to be materially adverse to the business, financial or other condition or prospects of the Company or the Group or, in the case of sub-paragraph (e), to any present or prospective shareholder of the Company in his/its capacity as such; or

                        (2) has or will have or is likely to have a material adverse effect on the success of the Global Offering or the level of Offer Shares being applied for or accepted or the distribution of Offer Shares; or

                        (3) makes it inadvisable or impracticable to proceed with the Global Offering or the delivery of the Offer Shares on the terms and in the manner contemplated by the Prospectus; or

      (ii) any matter has arisen or has been discovered which would, had it arisen immediately before the Prospectus Date, not having been disclosed in the Prospectus, constitute a material omission therefrom; or

      (iii) any statement contained in the Prospectus has become or been discovered to be untrue, incorrect or misleading in any material respect; or

      (iv) there shall have occurred any matter or event, act or omission which gives rise or is reasonably likely to give rise to any material liability of the Company, China Netcom Group or CNC BVI pursuant to the indemnities contained in clause 13; or

      (v) there comes to the notice of the Joint Global Coordinators any matter or event showing any of the Warranties given by the Company, China Netcom Group or CNC BVI in this Agreement to be untrue or misleading in any material respect when given or repeated; or

      (vi) there comes to the notice of the Joint Global Coordinators any material breach on the part of the Company, China Netcom Group or CNC BVI of any of the provisions of this Agreement,

      then the Joint Global Coordinators may upon giving notice in writing to the Company and the Hong Kong Underwriters, terminate this Agreement with immediate effect.

(B) Upon the termination of this Agreement pursuant to the provisions of clause 2(D) or clause 12(A):

      (i) each of the parties hereto shall cease to have any rights or obligations under this Agreement, save in respect of the provisions of clauses 12, 13,

            19, 22 to 25 and any rights or obligations which may have accrued under this Agreement prior to such termination; and

      (ii) with respect to the Hong Kong Public Offering, all payments made by the Hong Kong Underwriters or any of them pursuant to clause 5(F) and/or by successful applicants under Valid Applications shall be refunded forthwith (in the latter case the Company shall procure that the Share Registrar and the Nominee despatch refund cheques to all applicants under the Hong Kong Public Offering in accordance with the Registrar's Agreement and the Receiving Bankers' Agreement).

                              SECTION IX: INDEMNITY

13.   INDEMNITY

(A) The Company, China Netcom Group and CNC BVI jointly and severally undertake to indemnify and keep indemnified (on an after-tax basis) and hold harmless each of the Joint Global Coordinators, the Joint Sponsors and the Hong Kong Underwriters (for themselves and on trust for their respective directors, officers, employees, agents, assignees and affiliates (the "RELATED PARTIES")) (each an "INDEMNIFIED PERSON") from and against (a) all and any actions, claims (whether or not any such claim involves or results in any actions or proceedings), demands, investigations and proceedings from time to time made or brought or threatened to be made or brought (together the "ACTIONS") against, and (b) all losses, damages, liabilities, payments, costs or expenses including legal fees and taxes (including stamp duty and any penalties and/or interest arising in respect of any taxes) (including, without limitation, all payments, costs or expenses made or incurred arising out of or in connection with the settlement of any Actions or in investigating, disputing or defending the same or the enforcement of any such settlement or any judgement obtained in respect of any Actions) (together the "LOSSES") which may be suffered, made or incurred by, an Indemnified Person (with such amount of indemnity to be paid to each of the Joint Global Coordinators, the Joint Sponsors and the Hong Kong Underwriters to cover all the Actions against and Losses incurred by such party and its Related Parties) arising out of or in connection with:

      (i) the performance by any of the Joint Global Coordinators, the Joint Sponsors, the Hong Kong Underwriters or any of them of its or their obligations under this Agreement; or

      (ii) the issue, publication, distribution or making available of any of the Hong Kong Offering Documents, the preliminary prospectus dated 26 October 2004 issued by the Company in connection with the U.S. Offering, the preliminary offering circular dated 26 October 2004 issued by the Company in connection with the International Offering or the final prospectus and offering circular to be issued by the Company in connection with the U.S. Offering and the International Offering respectively (including any amendment thereof or supplement thereto) and/or any announcement or offering materials in connection with the Global Offering (whether or not approved by the Joint Global Coordinators pursuant to clause 19); or

      (iii) the allotment and issue or the sale and transfer of the Offer Shares; or

      (iv) any breach or alleged breach on the part of the Company, China Netcom Group or CNC BVI of any of the provisions of this Agreement; or

      (v) any failure by any of the Directors to comply with their respective obligations under the Hong Kong Listing Rules; or

      (vi) any of the Warranties being untrue, inaccurate or misleading or otherwise breached or being alleged by any third party to be untrue, inaccurate or misleading or otherwise breached; or

      (vii) the Hong Kong Public Offering being, or being alleged to be, in violation of the requirements of the Hong Kong Listing Rules or any other applicable Law, rules or regulations; or

      (viii) any untrue statement or alleged untrue statement of a material fact contained in the Hong Kong Offering Documents, the Formal Notice or the offering materials issued or to be issued by the Company in connection with the U.S. Offering and the International Offering; or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein not misleading; or

      (ix) the settlement of any investigation or proceeding by any Regulatory Authority, commenced or threatened in connection with the Hong Kong Public Offering; or

      (x) any transaction taken or to be taken pursuant to or otherwise in connection with the Restructuring,

            Provided that the above indemnity in respect of any Action or Loss shall not be available to any Indemnified Person to the extent that such Action or Loss is finally judicially determined to have been caused solely by the gross negligence, wilful default or fraud on the part of such Indemnified Person; and any settlement or compromise of any Action or Loss by any of the Joint Global Coordinators, Joint Sponsors and Hong Kong Underwriters or any other Indemnified Person shall be made without prejudice to any claim, action or demand which any of the other Global Coordinators, Joint Sponsors and Hong Kong Underwriters or any other Indemnified Person may have or make against the Company, China Netcom Group and/or CNC BVI under this clause or otherwise under this Agreement.

(B) In case any proceeding (including any governmental investigation) shall be instituted involving any Indemnified Person, such Indemnified Person shall promptly notify the Company, China Netcom Group and CNC BVI in writing and the Company, China Netcom Group and CNC BVI shall pay the fees and disbursements of counsel related to such proceeding. Such Indemnified Person shall, subject to any requirement imposed by any insurer of the Indemnified Person, consult with the Company, China Netcom Group and CNC BVI and the Joint Global Coordinators and keep them informed in relation to such proceeding. Any failure by an Indemnified Person to notify or consult with the Company, China Netcom Group or CNC BVI shall however not in any way relieve or reduce the obligations of the Company, China Netcom Group and CNC BVI to indemnify each and every Indemnified Person under this clause.

(C) Counsel to the Indemnified Persons shall be selected by the Joint Global Coordinators. The Company, China Netcom Group and/or CNC BVI, as the case may be, may participate at its own expense in the defence of any such action; provided, however, that counsel to the Company, China Netcom Group and/or CNC BVI, as the case may be, shall not (except with the consent of the Indemnified Person) also be counsel to the Indemnified Person. None of the Company, China Netcom Group and CNC BVI, shall, without the prior written consent of the Indemnified Person, settle or compromise or consent to the entry of any judgement with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this clause (whether or not the Indemnified Persons are actual or potential parties thereto), unless such settlement, compromise or consent: (i) includes an unconditional release of each Indemnified Person from all liabilities arising out of such litigation, investigation, proceeding or claim; and (ii) does not include a statement as to the admission of fault to act by or on behalf of any Indemnified Person.

(D) The provisions of the indemnities contained in this clause are not affected by any other forms (including any limitations) set out in this Agreement and do not restrict the right of any Indemnified Person to claim against the Company, China Netcom Group and/or CNC BVI on any other basis.

(E) If the indemnity provided for in clause 13(A) is for any reason unavailable or insufficient to hold harmless an Indemnified Person, then the Company, China Netcom Group and CNC BVI shall, jointly and severally, contribute to the amount paid or payable by such Indemnified Person as a result of the claims, actions, proceedings, liabilities, losses, damages, costs, charges and expenses referred to in clause 13(A):

      (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, China Netcom Group and CNC BVI on the one hand and the Joint Global Coordinators and the Hong Kong Underwriters on the other hand from the Hong Kong Public Offering; or

      (ii) if the allocation provided in paragraph (i) above is not permitted by applicable law, then in such proportion as is appropriate to reflect not only the relative benefits referred to in paragraph (i) above but also the relative fault of the Company, China Netcom Group and CNC BVI on the one hand and the Joint Global Coordinators and the Hong Kong Underwriters on the other hand which resulted in the claims, actions, proceedings, liabilities, losses, damages, costs, charges and expenses referred to in clause 13(A) as well as any other relevant equitable considerations.

      The relative benefits received by the Company, China Netcom Group and CNC BVI on the one hand and the Joint Global Coordinators and the Hong Kong Underwriters on the other hand shall be deemed to be in the same proportion as (x) the total net proceeds received by the Company (before deducting expenses) as a result of the Hong Kong Public Offering bear to
      (y) the aggregate amount of the commission which the Joint Global Coordinators and the Hong Kong Underwriters are entitled to receive pursuant to the provisions of this Agreement. The relative fault of the Company, China Netcom Group and CNC BVI on the one hand and the Joint Global Coordinators and the Hong Kong Underwriters on the other hand shall be determined by reference to, among other things, the relative intent, knowledge, access to information and opportunity to correct or prevent the material breach or alleged material breach on the part of the Company, China Netcom Group and CNC BVI on the one hand or the Joint Global Coordinators and the Hong Kong Underwriters on the other hand of any of the provisions of this Agreement or the Warranties being untrue or misleading or having been breached in any material respect or being alleged to be untrue or misleading in any material respect or being alleged to have been breached in any material respect.

(F) The Company, China Netcom Group and CNC BVI agree that it would not be just or equitable if contribution pursuant to this clause 13 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in clause 13(E). The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in clause 13(E) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this clause 13, no Hong Kong Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Hong Kong Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this clause 13 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity.

                          SECTION X: GENERAL PROVISIONS

14.   REMEDIES, WAIVERS AND RELEASE

(A) No delay or omission on the part of any party hereto in exercising any right, power or remedy under this Agreement shall:

      (i)   impair such right, power or remedy; or

      (ii)  operate as a waiver thereof.

(B) The single or partial exercise of any right, power or remedy under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(C) The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

(D) Each party hereto may expressly release or compromise the liability of any other party hereto or grant time or other indulgence to any party hereto in any way without releasing or reducing or compromising the liability of such party or any other party hereto in any other way.

15.   ASSIGNMENT

(A) This Agreement shall be binding on, and enure for the benefit of, the parties hereto and their respective successors, personal representatives and permitted assigns.

(B) The Joint Global Coordinators, Joint Sponsors and Hong Kong Underwriters or any of them may assign to their respective affiliates (where it is considered by them to be appropriate or necessary to perform their respective obligations hereunder) the benefits of and interests and rights in or arising under this Agreement. Save as aforesaid, no other party hereto shall assign or transfer all or any part of any benefit of, or interest or right in, this Agreement, or any benefit, interest, right or obligation arising under this Agreement.

16.   FURTHER ASSURANCE

      The Company, China Netcom Group and CNC BVI shall from time to time, on being required to do so by the Joint Global Coordinators now or at any time in the future do or procure the doing of such acts and/or execute or procure the execution of such documents as the Joint Global Coordinators may reasonably require to give full effect to this Agreement and securing to the Hong Kong Underwriters or any of them the full benefit of the rights, powers and remedies conferred upon them or any of them in this Agreement.

17.   ENTIRE AGREEMENT

(A) This Agreement and any other documents referred to in this Agreement constitute the whole and only agreement between the Company, China Netcom Group, CNC BVI, the Joint Global Coordinators, the Joint Sponsors and the Hong Kong Underwriters relating to the underwriting of the Hong Kong Public Offering and supersedes and extinguishes any other prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, relating thereto made or given by any other party or any other person, whether or not in writing, at any time prior to the execution of this Agreement ("PRE-CONTRACTUAL STATEMENTS").

(B) Each party hereto acknowledges that in entering into this Agreement on the terms set out in this Agreement it is not relying upon any Pre-contractual Statement which is not expressly set out herein or the documents referred to herein.

(C) No party shall have any right of action (except in the case of fraud) against any other party to this Agreement arising out of or in connection with any Pre-contractual Statement except to the extent that such Pre-contractual Statement is repeated in this Agreement or the documents referred to herein.

(D) This Agreement may only be varied in writing signed by each of the parties hereto.

18.   NOTICES

(A) Any notice or other communication given or made under this Agreement shall be in writing (other than writing on the screen of a visual display unit or other similar device which shall not be treated as writing for the purpose of this clause) and shall, unless otherwise specified, be in English or Chinese.

(B) Any such notice or other communication shall be addressed as provided in clause 18(C) and, if so addressed, shall be deemed to have been duly given or made as follows:

      (i) if sent by personal delivery, upon delivery at the address of the relevant party;

      (ii) if sent by post, two Business Days (if posted within Hong Kong) or five Business Days (if posted outside of Hong Kong) after the date of posting; and

      (iii) if sent by facsimile, upon despatch to the facsimile number of the recipient, with the production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient and Provided that a confirmation copy of such notice or communication shall be sent by post to the addressee concerned not later than the Business Day immediately following the date of despatch of the facsimile.

(C) The relevant addressee, address and facsimile number of each of the Company, China Netcom Group and CNC BVI for the purpose of this Agreement, subject to clause 18(D), are set out below. The relevant addressee, address and facsimile number of each of the Joint Global Coordinators and the other Hong Kong Underwriters are set out in Schedule 3 hereto.

Name of party         Address                                         Facsimile no.
-------------         -------                                         -------------
THE COMPANY           59th Floor                                     (852) 3108 3881
                      Bank of China Tower
                      1 Garden Road
                      Central
                      Hong Kong

Attention:            The Joint Company Secretaries

CHINA NETCOM GROUP    Building C
                      No. 156 Fuxingmennei Avenue                    (852) 3108 3881
                      Xicheng District
                      Beijing 100031
                      PRC

Attention:            The Authorized Representative

CNC BVI               P.O. Box 3140
                      Wickhams Cay I                                 (852) 3108 3881
                      Road Town, Tortola
                      British Virgin Islands

Attention:            The Board of Directors

(D) A party may notify the other parties to this Agreement of a change to its relevant addressee, address or facsimile number for the purpose of clause 18(C) Provided that such notification shall only be effective on:

      (i) the date specified in the notification as the date on which the change is to take place; or

      (ii) if no date is specified or the date specified is earlier than the date on which a notice is deemed under clause 18(B) above to have been duly given, the date on which such notice is so deemed to have been duly given.

19.   ANNOUNCEMENTS

(A) Subject to clause 19(B), no announcement concerning the Hong Kong Public Offering or any ancillary matter shall be made by any of the parties hereto without the prior written approval of the Joint Global Coordinators and the Company (other than advertisements relating to the Global Offering or any ancillary matter that may be published, or caused to be published, by the Joint Global Coordinators).

(B) Any party hereto may make an announcement concerning the Hong Kong Public Offering or any ancillary matter if and to the extent:

      (i)   required by law or by an order of a court of competent jurisdiction;

      (ii) required by any securities exchange or regulatory or governmental body to which such party is subject or submits, wherever situated, including, without limitation, the Hong Kong Stock Exchange, whether or not the requirement has the force of law; or

      (iii) the Joint Global Coordinators have, after consultation with the Company, given prior written approval to the making of the announcement,

      Provided that in relation to paragraphs (i) and (ii) above any such announcement shall be made only after consultation with the Joint Global Coordinators and the Company.

(C) The restrictions contained in this clause shall continue to apply for a period of three months after the execution of this Agreement. The Company, China Netcom Group and CNC BVI shall procure compliance by their respective subsidiaries and affiliates with the provisions of this clause.

20.   TIME OF ESSENCE

      Any date or period referred to in this Agreement may be extended by mutual agreement between the Company, China Netcom Group, CNC BVI and the Joint Global Coordinators (for themselves and for and on behalf of the Joint Sponsors and the other Hong Kong Underwriters). Save as otherwise expressly provided, as regards any date or period originally fixed or any date or period so extended as aforesaid, time is of the essence of this Agreement.

21.   INVALIDITY

      If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

      (i) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

      (ii) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

22.   GOVERNING LAW

      This Agreement shall be governed by and construed in accordance with Hong Kong law.

23.   SUBMISSION TO JURISDICTION

(A) The parties hereto irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts for the purpose of enforcing any claim arising hereunder.

(B) Each of China Netcom Group and CNC BVI hereby irrevocably authorises and appoints the Company of 59th Floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong as its agent to accept, receive and acknowledge service of all writ, summons, order, judgment or other notice of legal process arising out of or connected with this Agreement, and service on such agent shall be deemed to be service on China Netcom Group or CNC BVI (as the case may be), whether or not such agent gives notice thereof to China Netcom Group or CNC BVI (as the case may be).

(C) If for any reason the agent named above no longer serves as agent of China Netcom Group or CNC BVI for the purposes of clause 23(B), China Netcom Group or CNC BVI (as the case may be) shall promptly appoint a successor agent satisfactory to the Joint Global Coordinators, the Joint Sponsors or the Hong Kong Underwriters, notify the Joint Global Coordinators, the Joint Sponsors or the Hong Kong Underwriters thereof and deliver to the Joint Global Coordinators, the Joint Sponsors or the Hong Kong Underwriters a copy of the successor agent's acceptance of appointment Provided that until the Joint Global Coordinators, the Joint Sponsors or the Hong Kong Underwriters receive such notification, they shall be entitled to treat the agent named above as the agent of China Netcom Group or CNC BVI (as the case may be) for the purposes of clause 23(B).

24.   IMMUNITY

      To the extent that any party hereto may in any court proceedings arising out of or in connection with this Agreement or in any proceedings taken for the enforcement of any determination, decision, order or award made in such court proceedings claim for itself or its assets immunity from suit or other legal process or to the extent that in any such court or enforcement proceedings there may be attributed to itself or its assets such immunity (whether or not claimed), such party hereby irrevocably waives such immunity and consents, in respect of any such court or enforcement proceedings, to the giving of any relief or the issue of any process including, without limitation, the making, enforcement or execution against property whatsoever (irrespective of its use or intended use) to the full extent permitted by applicable laws.

25.   JUDGMENT CURRENCY INDEMNITY

(A) If for the purpose of obtaining judgement in any court by the Company or China Netcom Group or CNC BVI or a Global Coordinator or a Joint Sponsor or a Hong Kong Underwriter as the case may be (for the purpose of this clause 25, the "CLAIMING PARTY") it is necessary to convert a sum due hereunder into any currency other than Hong Kong dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be the rate at which in accordance with normal banking procedures such Claiming Party could purchase Hong Kong dollars with such other currency in Hong Kong on the Business Day preceding that on which final judgement is given.

(B) The obligation of any party hereto in respect of any sum due from such party (for the purpose of this clause 25, the "OBLIGOR") to any Claiming Party shall, notwithstanding any judgement in a currency other than Hong Kong dollars, not be discharged until the first Business Day following receipt by such Claiming Party of any sum adjudged to be so due in such other currency, on which (and only to the extent that) such Claiming Party may in accordance with normal banking procedures purchase Hong Kong dollars with such other currency.

(C) If the Hong Kong dollars purchased pursuant to this clause are less than the sum originally due to the Claiming Party, such Obligor agrees, as a separate obligation and notwithstanding any such judgement, to indemnify the Claiming Party against such loss.

(D) If the Hong Kong dollars purchased pursuant to this clause are greater than the sum originally due to the Claiming Party, the Claiming Party agrees, as a separate obligation and notwithstanding any such judgement, to repay to the Obligor an amount equal to the excess of the Hong Kong dollars so purchased over the sum originally due hereunder to the Claiming Party.

26.   SURVIVAL

      The respective indemnities, covenants, undertakings, agreements, Warranties and other statements of each of the Company, China Netcom Group and CNC BVI as set forth in this Agreement or made by or on behalf of any of them pursuant to this Agreement, shall remain in full force and effect notwithstanding completion of the Global Offering and regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any of the Joint Global Coordinators, the Joint Sponsors and the Hong Kong Underwriters, any of their respective affiliates or any of their respective representatives, directors, officers, agents, employees and advisers.

27.   WITHHOLDING

      All payments by or on behalf of the Company, China Netcom Group and CNC BVI under or in connection with this Agreement shall be paid without set-off or counterclaim, and free and clear of and without deduction or withholding for or on account of any Taxation. If any Taxation is required by Law to be deducted or withheld in connection with any such payment, the Company, China Netcom Group or CNC BVI, as the case may be, will increase the amount so paid so that the amount of such payment received by the payee is such amount as the payee would have received if no such deduction or withholding had been made.

28.   TAXATION

      If any sum payable under or in connection with this Agreement to any of the Joint Global Coordinators or any of the Joint Sponsors or any of the Hong Kong Underwriters or any of the Indemnified Persons shall be subject to Taxation in the hands of any of them or taken into account as a receipt in computing the taxable profits or losses of any of them, the sum payable shall be increased to such sum as will ensure that, after payment of any Taxation which would not have arisen but for that sum, such Joint Global Coordinator or such Joint Sponsor or such Hong Kong Underwriter or such Indemnified Person shall be left with a sum equal to the sum that it would have received in the absence of such Taxation.

29.   COUNTERPARTS

(A) This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

(B) Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

IN WITNESS whereof this Agreement has been executed under hand by or on behalf of the parties hereto the day and year first above written.

                                   SCHEDULE 1

                            JOINT GLOBAL COORDINATORS

CHINA INTERNATIONAL CAPITAL CORPORATION LIMITED

Address:         28th Floor, China World Tower 2
                 China World Trade Center, 1 Jianguomenwai Dajie
                 Beijing 100004, PRC

Contact person:  Ms. Shirley Chen
Facsimile:       +852 2872 2101 / +8610 6505 8150
Email:           chens@cicc.com.cn

CITIGROUP GLOBAL MARKETS ASIA LIMITED

Address:         50th Floor, Citibank Tower
                 Citibank Plaza, 3 Garden Road
                 Central, Hong Kong

Contact person:  Mr. David Lau
Facsimile:       +852 2501 8225
Email:           david.lau@citigroup.com

GOLDMAN SACHS (ASIA) L.L.C.

Address:         68th Floor, Cheung Kong Center
                 2 Queen's Road Central, Hong Kong

Contact person:  Mr. Frank Tang
Facsimile:       +852 2978 0440
Email:           frankkui.tang@gs.com

                                   SCHEDULE 2

                                 JOINT SPONSORS

CHINA INTERNATIONAL CAPITAL CORPORATION (HONG KONG) LIMITED

Address: Suite 2307, 23rd Floor, One International Finance Centre 1 Harbour View Street, Central, Hong Kong

Contact person:  Ms. Shirley Chen
Facsimile:       +852 2872 2101 / +8610 6505 8150
Email:           chens@cicc.com.cn

CITIGROUP GLOBAL MARKETS ASIA LIMITED

Address:         50th Floor, Citibank Tower
                 Citibank Plaza, 3 Garden Road
                 Central, Hong Kong

Contact person:  Mr. David Lau
Facsimile:       +852 2501 8225
Email:           david.lau@citigroup.com

GOLDMAN SACHS (ASIA) L.L.C.

Address:         68th Floor, Cheung Kong Center
                 2 Queen's Road Central, Hong Kong

Contact person:  Mr. Frank Tang
Facsimile:       +852 2978 0440
Email:           frankkui.tang@gs.com

                                   SCHEDULE 3

                             HONG KONG UNDERWRITERS

                                                                          APPROXIMATE
                                                                       PERCENTAGE OF HONG       NUMBER OF
                                                                          KONG PUBLIC        HONG KONG OFFER
                                                                            OFFERING              SHARES
             NAME                          ADDRESS                        UNDERWRITTEN         UNDERWRITTEN
             ----                          -------                        ------------         ------------
China International Capital    Suite 2307, 23rd Floor                        28.75%             30,072,000
Corporation (Hong Kong)        One International Finance Centre
Limited                        1 Harbour View Street
                               Central
                               Hong Kong

Citigroup Global Markets       50th Floor, Citibank Tower                    28.75%             30,072,000
Asia Limited                   Citibank Plaza
                               3 Garden Road
                               Central
                               Hong Kong

Goldman Sachs (Asia) L.L.C.    68th Floor                                    28.75%             30,072,000
                               Cheung Kong Center
                               2 Queen's Road Central
                               Hong Kong

BOCI Asia Limited              26th Floor, Bank of China Tower                4.00%              4,184,000
                               1 Garden Road
                               Hong Kong

ICEA Capital Limited           42nd Floor, Jardine House                      4.00%              4,184,000
                               1 Connaught Place
                               Central
                               Hong Kong

CAF Securities Company         13th Floor, Fairmont House                     3.25%              3,399,000
Limited                        8 Cotton Tree Drive
                               Central
                               Hong Kong

First Shanghai Securities      19th Floor, Wing On House                      1.00%              1,046,000
Limited                        71 Des Voeux Road Central
                               Hong Kong

Shenyin Wanguo Capital         28th Floor, Citibank Tower                     1.50%              1,569,000
(H.K.) Limited                 Citibank Plaza
                               3 Garden Road
                               Central
                               Hong Kong

                                   SCHEDULE 4

                                 THE WARRANTIES

The Company, China Netcom Group and CNC BVI jointly and severally represent, warrant and undertake to the Joint Global Coordinators, the Joint Sponsors and the Hong Kong Underwriters and each of them as follows:

1. All information supplied or disclosed in writing or orally including, without limitation, the Verification Notes and the answers and documents referred to therein (and any new or additional information serving to update or amend the Verification Notes supplied or disclosed in writing prior to the date of this Agreement) by the Company or any other member of the Group or any director or employee of any of them to the Joint Global Coordinators, the Joint Sponsors, the Hong Kong Underwriters, the Reporting Accountants or the legal and other professional advisers to the Hong Kong Underwriters for the purposes of the Hong Kong Public Offering was when given and (except as subsequently superseded, amended or corrected, and subject as stated in the Prospectus) remains true and accurate in all material respects and not misleading in any material respect and all forecasts and estimates so supplied or disclosed were made in good faith and are honestly and reasonably held, and have been made after due, careful and proper consideration. All forecasts and estimates which are contained in the Hong Kong Offering Documents are based on assumptions referred to in the Hong Kong Offering Documents and represent reasonable and fair expectations honestly held based on facts known to such persons (or any of them) and there are no other assumptions on which such forecasts and estimates are based other than the assumptions referred to in the Hong Kong Offering Documents or on which such forecasts ought reasonably to have been based which have not been made.

2. All statements of fact contained in the Hong Kong Offering Documents are and will (at the Prospectus Date and the other times when the Warranties are repeated pursuant to this Agreement) be true and accurate and not misleading in any material respect and there are no facts known or which on reasonable enquiry could have been known to the Company, any other member of the Group and/or the Directors (or any of them) which are not disclosed in the Hong Kong Offering Documents the omission of which would make any statement therein materially misleading or which in the circumstances of the Hong Kong Public Offering are material for disclosure therein. All expressions of opinion or intention therein are and will (at the Prospectus Date and the other times when the Warranties are repeated pursuant to this Agreement) be made on reasonable grounds and are and will be truly and honestly held by the Directors and are and will be fairly based and there are and will be no other facts known or which could on reasonable inquiry have been known to the Directors the omission of which would make any such statement or expression misleading in any material respect or which will or should reasonably be considered material in the context of the Hong Kong Public Offering.

3. The Prospectus, as well as all other documents and notices filed with the Hong Kong Stock Exchange conform, in all respects to the applicable requirements of the Companies Ordinance, the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong), any other applicable Hong Kong government regulations or legislation and the Hong Kong Listing Rules and all other rules and regulations of the Hong Kong Stock Exchange, except as provided for in the Prospectus.

4. The Prospectus contains and, when it is issued, will contain all such information as investors would reasonably require, and reasonably expect to find there, for the purpose of making an informed assessment of the assets and liabilities, financial position, profits and losses, and prospects of the Group and the rights attaching to the Offer Shares. In addition, the Prospectus, as of the date thereof and as of the date hereof, did not and does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

5. No material information was withheld from the Reporting Accountants for the purposes of their review of all forecasts contained in the Prospectus or their review of the Company's working capital projections or their review of the Company's financial reporting procedures.

6. Schedule 5 sets forth a correct and complete list of each and every subsidiary of the Company, whether incorporated within or outside the PRC.

7. Neither the Company nor any of its subsidiaries has sustained since the date of the latest audited financial statements included in the Prospectus any loss or interference with its business from fire, explosion, earthquake, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, except for any loss or interference that would not, individually or in the aggregate, have a material adverse effect on the business, prospects, management, shareholders' or owners' equity, results of operations or consolidated financial condition of the Company and its subsidiaries, taken as a whole ("MATERIAL ADVERSE EFFECT").

8. Except as disclosed in the Prospectus and other than as involved in the ordinary course of business of the Company or any of its subsidiaries, since the date of the latest audited financial statements included in the Prospectus, neither the Company nor any of its subsidiaries has (i) entered into or assumed any material contract, (ii) incurred, assumed or acquired any material liability (including contingent liability) or other obligation, (iii) acquired or disposed of or agreed to acquire or dispose of any business or any asset material to the Company and its subsidiaries taken as a whole or (iv) entered into a letter of intent or memorandum of understanding (or announced an intention to do so) relating to any matters identified in clauses (i) through (iii) above.

9. Except as disclosed in the Prospectus, subsequent to the date as of which information is given in the Prospectus, the Company has not purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock, nor transferred or distributed any cash or other assets to the Selling Shareholders or any of its subsidiaries.

10. The Company has been duly incorporated and is validly existing as a limited liability company and in good standing under the laws of Hong Kong, with full power and authority (corporate and other) to own, use, lease and operate its properties, conduct its business in the manner presently conducted and as described in the Prospectus, and is duly qualified to transact business in each jurisdiction in which it conducts any business and duly qualified to own, use, lease and operate its properties in each jurisdiction in which it owns or leases properties and such qualification is required, except where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Memorandum and Articles of Association and the business license of the Company complies with all applicable requirements of Hong Kong law, including but not limited to the Companies Ordinance and the Hong Kong Listing Rules, and each is in full force and effect.

11. Part 1 of Schedule 5 correctly identifies each of the subsidiaries of the Company incorporated or established in the PRC (each a "PRC SUBSIDIARY"). Each PRC Subsidiary has been duly incorporated or established and is validly existing and in good standing under the laws of the PRC with full power and authority (corporate and other), as authorized by the PRC government, to own, use, lease and operate its properties, conduct its business in the manner presently conducted and, if such manner is described in the Prospectus, as described in the Prospectus, and is duly qualified to transact business in each jurisdiction in which it conducts any business. Each PRC Subsidiary is duly qualified to own, use, lease and operate its properties in each jurisdiction in which it owns or leases properties and such qualification is required, except where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Memorandum and Articles of Association and the business license of each PRC Subsidiary complies with all applicable requirements of PRC law, including but not limited to the Telecommunications Regulations of the PRC, and each is in full force and effect; each PRC Subsidiary has passed each annual examination by the relevant Regulatory Authorities without being found to have any material deficiency or material default under applicable laws and regulations of the PRC and has timely received all requisite certifications from each applicable Regulatory Authorities.

12. Part 2 of Schedule 5 correctly identifies each of the subsidiaries of the Company incorporated or established other than in the PRC (each a "NON-PRC SUBSIDIARY"). Each non-PRC Subsidiary has been duly incorporated or established and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or establishment with full legal right, power and authority (corporate and other), as authorized by the government of the jurisdiction of its incorporation or establishment, to own, use, lease and operate its properties, conduct its business in the manner presently conducted and, if such manner is described in the Prospectus, as described in the Prospectus, and is duly qualified to transact business in each jurisdiction in which it conducts any business and duly qualified to own, use, lease and operate its properties in each jurisdiction in which it owns or leases properties and such qualification is required, except where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Memorandum and Articles of Association, the business license and other constituent documents of each non-PRC Subsidiary complies with all applicable legal requirements, including but not limited to the laws of its incorporation or establishment, and each is in full force and effect.

13. Each non-PRC Subsidiary has all Approvals from the appropriate Regulatory Authority in each applicable jurisdiction required to provide the telecommunications network services and operate its network facilities or otherwise provide telecommunication services as presently conducted (the "COMMUNICATIONS LICENSES"), except such as would not, individually or in the aggregate, have a Material Adverse Effect.

14. Each of the Communications Licenses was duly issued, is valid and in full force and effect, has not been suspended, canceled, revoked or modified in any adverse manner, and is validly held, free and clear of all encumbrances and, in each case, shall remain so immediately following the consummation of the transactions contemplated by this Agreement. To the best of the Company's knowledge, there is no circumstance, law, regulation, event or other reason that exists that would result in revocation, suspension or adverse modification of any material Communications Licenses (other than revocation, suspension or modification which would not, individually or in the aggregate, have a Material Adverse Effect) or give rise to the right of a Regulatory Authority to take any such action, or prevent the granting of the transfer or renewal of the Communications Licenses on a routine basis or in the ordinary course.

15. Each holder of a Communications License (1) has operated in all material respects in compliance with all terms thereof, including all systems build-out requirements, and (2) is in all material respects in compliance with, and the conduct of its business has been and is in all material respects in compliance with, the applicable laws and regulations, and has filed all registrations, statements, documents and reports and paid all fees required by all applicable laws, in each case, relating to the Communications Licenses and any other applicable laws and regulations. There is no pending or, to the best of the Company's knowledge, threatened action by or before any Regulatory Authority to revoke, cancel, suspend, modify or refuse to renew any of the Communications Licenses, there is not now issued, outstanding or, to the best of the Company's knowledge, threatened, any notice by any Regulatory Authority of any violation or complaint, or any application, complaint, or proceeding (other than applications, proceedings, or complaints that generally affect the Company's industry as a whole) relating to the business or operations of the Company or any of its non-PRC Subsidiaries.

16. In addition to the Communications Licenses, the Company and each non-PRC Subsidiary holds and is in compliance with all other material Approvals required for the operation of the business as presently conducted and for the ownership, lease or operation of the Company's and the non-PRC Subsidiaries' properties

      (collectively, "OTHER LICENSES"). All of such Other Licenses are valid and in full force and effect and, to the best of the Company's knowledge, upon grant of any Approvals applicable to the Other Licenses, shall remain so immediately following the consummation of the transactions contemplated by this Agreement, and the Company and its non-PRC Subsidiaries have duly performed and are in compliance in all material respects with all of their respective obligations under such Other Licenses. To the best of the Company's knowledge, there is no circumstance, law, regulation, event or other reason that exists or is likely to exist that would prevent the granting of the Approvals or the transfer of the Other Licenses. To the best of the Company's knowledge, no person has alleged any violation or failure to comply by the Company or any of the non-PRC Subsidiaries, with any Other License (other than violation or failure which would not, individually or in the aggregate, have a Material Adverse Effect), no suspension, cancellation or termination of any such Other License is threatened, and no event has occurred or circumstances exist that may (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or failure to comply with any term or requirement of any such Other License in a material respect, or result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any such Other License.

17. Except as disclosed in the Prospectus, each of the Company and its subsidiaries has valid title to all of the real properties and assets that it purports to own and valid title to all personal properties and assets that it purports to own, in each case free and clear of all liens, charges, encumbrances, equities, claims, defects, options or restrictions, except such as would not, individually or in the aggregate, have a Material Adverse Effect. Each material real property and building held under lease by the PRC Subsidiary is held by it under a legal and enforceable agreement with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the PRC Subsidiary. China Netcom Group has agreed to indemnify the Company or its PRC Subsidiary against all losses or damages incurred or suffered by the Company or its PRC Subsidiary caused by or arising from any challenges to, or interference with such right or leasehold interest of the Company or its PRC Subsidiary. Each material lease (other than the leases referred to in the second preceding sentence) to which the Company or its subsidiaries is a party has been duly executed and is legal, valid, binding and enforceable in accordance with its terms against the other parties thereto. No default (and, to the best of the Company's knowledge, no event which, with notice or lapse of time or both, would constitute a default) by the Company or such subsidiary (other than the PRC Subsidiary) which has or is likely to have a Material Adverse Effect has occurred and is continuing under any such lease referred to above. If China Netcom Group is a lessor under any such lease, China Netcom Group has valid title to, or unfettered ability to grant, and has granted valid leasehold interests in (and for the terms stated therein) the real properties and assets that are the subject of such lease. Except as disclosed in the Prospectus, each of the Company and its subsidiaries has obtained all land-use rights and rights of way in respect of the real properties, which are required to conduct its business and to which it holds title, free and clear of all encumbrances and defects, except such as are not material and do not materially interfere with the use made and proposed to be made of such property by the Company or the relevant subsidiary of the Company, as the case may be, and all such land-use rights and rights of way are legal, valid, binding and enforceable in accordance with the terms of their establishment, except such as are not material and do not materially interfere with the use made and proposed to be made of such property by the Company or the relevant subsidiary of the Company, as the case may be. Neither the Company nor any of its subsidiaries owns, operates, manages or has any other material right or interest in any other real property, except for the real property described in the property valuation report set out in appendix IV to the Prospectus.

18. The network assets of the Group are structurally sound, are in good operating condition and repair as is consistent with standards generally followed in the industry (subject to ordinary wear and tear) and have been maintained in accordance with good business practice. These network assets are adequate for the uses to which they are being and intended to be put. To the best of the Company's knowledge, there are no facts or conditions affecting any of these network assets that could, individually or in the aggregate, interfere in any material respect with the occupancy or operation thereof as currently occupied or operated.

19. The Company has the authorized capital as set forth in the section headed "Share Capital" of the Prospectus, and all of the issued shares of capital stock of the Company (i) have been duly authorized, (ii) are validly issued, fully paid and non-assessable, and (iii) were not issued in violation of any preemptive or similar rights and conform in all material respects to the description thereof set forth in the section of the Prospectus headed "Share Capital". Except as disclosed in the Prospectus, the Company has not granted to any third party any securities convertible into or exchangeable for, rights, warrants or options to acquire from the Company, or obligations of the Company to issue, Shares or any other capital stock of the Company except pursuant to this Agreement and the U.S. and International Underwriting Agreement. Except as disclosed in the Prospectus and as described in this warranty, there are no outstanding options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of the Company's capital stock or any such options, rights, convertible securities or obligations, other than options issued pursuant to stock options plans in the ordinary course of business.

20. Each subsidiary of the Company is a legal person with limited liability and the liability of the Company in respect of equity interests held in such subsidiary of the Company is limited to its investment therein. All of the outstanding shares of capital stock of, or equity interests in, each of the subsidiaries of the Company have been duly authorized and are validly issued, fully paid and non-assessable and, except as described in the Prospectus, are owned directly or indirectly by the Company, free and clear of all liens, charges, restrictions upon voting or transfer (other than any statutory right of first refusal of any non-transferring shareholder) or any other encumbrances, equities or claims and capital verification reports issued by qualified independent accounting firms in respect of such capital contribution fairly state the matters which such reports purport to state and has been filed and registered with government authorities of the PRC with respect to each PRC Subsidiary. There are no outstanding rights, warrants or options to acquire, or instruments or securities convertible into or exchangeable for, any shares of capital stock of, or direct interests in, any subsidiary.

21. The Shares to be issued and sold by the Company to the Hong Kong Underwriters hereunder (in the case of under-subscription in the Hong Kong Public Offering) and under the U.S. and International Underwriting Agreement and the Shares to be sold by the Selling Shareholders hereunder have been duly and validly authorized, and, when issued, in the case of the Shares to be issued and sold by the Company, and delivered against payment therefor pursuant to this Agreement, as applicable, will be duly and validly issued and delivered and fully paid and non-assessable; the Shares and the ADSs representing such Shares conform in all material respects to the descriptions thereof contained in the Hong Kong Offering Documents, including but not limited to the descriptions under the section entitled "Structure of the Global Offering" in the Prospectus; and, except as described in the Prospectus, there are no restrictions on subsequent transfers of the Shares or the ADSs under the laws of the PRC, Hong Kong or the United States. No holder of any of the Shares or ADSs after the completion of the Global Offering is or will be subject to liability in respect of any liability or obligation of the Company by virtue only of the holding of any such Shares or ADSs. Except as disclosed in the Prospectus and except as prohibited by applicable laws in relation to the Global Offering, there are no limitations on the rights of holders of the Shares or the ADSs to hold, vote or transfer their securities.

22. The ADSs will at the time of issue have been duly approved for listing, subject to official notice of issuance, on the New York Stock Exchange, Inc. under the symbol "CN". The Offer Shares have been approved in principle for listing on the Hong Kong Stock Exchange under the stock code "906".

23. Each of this Agreement, the Receiving Bankers' Agreement and the Registrar's Agreement has been (or will when executed have been) duly authorized, executed and delivered by the Company, and when validly authorized, executed and delivered by the other parties hereto and thereto, will constitute a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

24. All Approvals required for the deposit of Shares and the issuance of ADSs in respect thereof, and for the authorization, execution and delivery by the Company and China Netcom Group, as the case may be, of this Agreement, the Receiving Bankers' Agreement and the Registrar's Agreement, for the performance by each of the Company and China Netcom Group of its obligations contemplated hereunder and thereunder have been obtained or made

      (or will have been prior to Closing) and are (or will be at such time) in full force and effect. Furthermore, there is no pending or, to the best of the Company's and China Netcom Group's knowledge, threatened action, suit, proceeding or investigation that could reasonably be expected to lead to the revocation, termination or suspension of any such Approval, except as disclosed in the Prospectus or where the failure to be so duly licensed or authorized would not, individually or in the aggregate, have a Material Adverse Effect.

25. Each of the Company and the PRC Subsidiaries has all necessary Approvals of or from, and has made all filings, registrations and declarations (collectively, the "FILINGS") with all Regulatory Authorities in the PRC, (including, without limitation, the PRC State Council, the PRC Ministry of Information Industry (the "MII"), the PRC Ministry of Finance (the "MOF"), the PRC Ministry of Commerce (the "MOFCOM"), the National Development and Reform Commission (the "NDRC"), the China Securities Regulatory Commission (the "CSRC"), the State Administration of Industry and Commerce (the "SAIC") and the State Administration of Industry and Commerce and the State Taxation Administration (the "STA")), necessary to (i) own, lease, license and use its properties and assets and to conduct its business as in the manner described in the Prospectus, including, but not limited to, the operation by the Company and the PRC Subsidiaries of basic and value - added telecommunications services in Beijing Municipality, Tianjin Municipality, Shanghai Municipality, Guangdong Province, Hebei Province, Henan Province, Shandong Province and Liaoning Province as described in the Prospectus, and (ii) use the proceeds to be received by the Company from the Global Offering for (1) the expansion and upgrading of our telecommunications network infrastructure, including support and information systems, (2) repayment of debt, (3) development of new applications and services, including new IP-based data communication applications and services and voice value-added services, and (4) general corporate purposes, such as working capital and business expansion, in the manner contemplated by the Prospectus, subject to necessary registration or approvals requirements under the laws of the PRC for the use of the proceeds of the Global Offering by the PRC Subsidiary, either as a shareholder loan or as a capital contribution by the Company; and such Approvals contain no material restrictions or material conditions not described in the Prospectus. Neither the Company nor China Netcom Group nor CNC BVI nor any of their respective subsidiaries has received any notice of any event, inquiry, investigation or proceeding that would reasonably be expected to result in the suspension, revocation or limitation of any such Approval or otherwise impose any material limitation on the conduct of the business of the Company or China Netcom Group or CNC BVI or any of their respective subsidiaries.

26. None of the Company or any affiliated purchaser of the Company made or will make bids or purchases for the purpose of creating actual or apparent active dealing in, or of raising the price of, the Shares or other securities which is designed to or which has constituted, or which might reasonably be expected to cause or result in, manipulation or stabilization of the price of any security of the Company under the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong), the rules and regulations of the Hong Kong Stock Exchange or the Hong Kong Listing Rules or otherwise.

27. All dividends and other distributions declared and payable on the shares of capital stock of the Company may, under the current laws and regulations of Hong Kong, be paid to the shareholders of the Company in Hong Kong dollars, and all such dividends and other distributions will not be subject to withholding or other taxes under the current laws and regulations of Hong Kong and are otherwise free and clear of any other tax, withholding or deduction in Hong Kong and may be so paid without the necessity of obtaining any Approval in Hong Kong.

28. Except as disclosed in the Prospectus, no subsidiary of the Company is currently prohibited, directly or indirectly, from (i) repaying to the Company any loans or advances to it from the Company; or (ii) paying any dividends or other distributions to the Company declared and payable on the Company's direct or indirect equity interest in such subsidiary in each case, except as restricted by the term loan facility dated 27 July 2004 between Asia Netcom and ICBC for ongoing funding requirements. Except as disclosed in the Prospectus, all dividends and other distributions declared and payable on the Company's direct or indirect equity interests in the subsidiaries of the Company may, under the current laws and regulations of the respective jurisdiction of incorporation or establishment, of each of the subsidiaries of the Company be converted into foreign currency that may be freely transferred out of such jurisdiction and except as disclosed in the Prospectus, all such dividends and other distributions will not be subject to withholding or other taxes under the laws and regulations of the respective jurisdiction of incorporation or establishment of each of the subsidiaries of the Company and are otherwise free and clear of any other tax, withholding or deduction in the respective jurisdiction of incorporation or establishment of each of the subsidiaries of the Company and may be so paid without the necessity of obtaining any Approval in the respective jurisdiction of incorporation or establishment of each of the subsidiaries of the Company.

29. The issuance and sale of the Shares and ADSs being delivered under this Agreement and the U.S. and International Underwriting Agreement, the application of the net proceeds from the Global Offering (as set forth in and contemplated by the Prospectus) and the compliance by the Company with all of the provisions of this Agreement, the Receiving Bankers' Agreement and the Registrar's Agreement, and the consummation by the Company of the transactions contemplated herein and therein, did not, and will not, conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument of any kind whatsoever to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the properties or assets of the Company or any of its subsidiaries is subject, except for such conflicts, breaches, violations or defaults which would not (i) individually or in the aggregate, have a Material Adverse Effect, or (ii) affect the validity of, or have any adverse effect on, the issuance and sale of the Shares or the other transactions contemplated hereunder; and such actions did not, and will not, result in any violation of the provisions of (x) the Memorandum and Articles of Association or business licenses of the Company or (y) any law or statute or any rule, regulation, judgment, order, decree or Approval of any Regulatory Authority having jurisdiction over the Company, any of its subsidiaries, any of the Selling Shareholders, any of China Netcom Group Members or any of their properties, or (ii) affect the validity of, or have any adverse effect on, the issuance and sale of the Shares and ADSs and the other transactions contemplated hereunder and under the U.S. and International Underwriting Agreement.

30. Except as disclosed in the Prospectus, neither the Company nor any of its subsidiaries is in conflict with, breach, default (or is aware of an event which, with notice or the passage of time or both, would result in a default) or violation of any of the terms or provisions of (i) any indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument of any kind whatsoever to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the properties or assets of the Company or any of its subsidiaries is subject, (ii) its Memorandum and Articles of Association or business license or other constituent documents, or (iii) any law or statute or any rule, regulation, judgment, order, decree or Approval of any Regulatory Authority having jurisdiction over the Company or any of its subsidiaries or any of their properties, except in each case, such conflicts, breaches, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has taken any action nor have any steps been taken or legal, legislative, or administrative proceedings been started or, to the best of the Company's or any of its subsidiaries' knowledge threatened (x) to wind up, dissolve, or eliminate the Company or any of its subsidiaries or (y) to withdraw, revoke or cancel the Company's or any of its subsidiaries' licenses.

31. Except as disclosed in the Prospectus, no stamp or other issuance or transfer taxes or duties and no capital gains, income (except for taxes on their income and operations generally), withholding or other taxes are payable by or on behalf of the Hong Kong Underwriters to the PRC or Hong Kong or the United States or any political subdivision or taxing authority thereof or therein in connection with (i) the creation, allotment and issuance of the Shares, (ii) the deposit of Shares by the Company and the Selling Shareholders in the form of the ADSs, (iii) the sale and delivery by the Company and the Selling Shareholders of the Shares and the ADSs to or for the respective accounts of the Hong Kong Underwriters in the manner contemplated in this Agreement and in the U.S. and International Underwriting Agreement, (iv) the execution and delivery of this Agreement, the Receiving Bankers' Agreement and the Registrar's Agreement or (v) the sale and delivery by the Hong Kong Underwriters of the Offer Shares to the investors, applicants or initial purchasers thereof in the manner contemplated in the Prospectus.

32. The Company, its subsidiaries and the Selling Shareholders, as the case may be, on one hand and China Netcom Group and certain affiliates of China Netcom Group (excluding the Company and its subsidiaries) on the other hand (each member within the group of companies comprising China Netcom Group and its affiliates (excluding the Company and its subsidiaries) individually, a "CHINA NETCOM GROUP MEMBER") have completed a series of events and transactions as described under the captions "Restructuring," "Relationship with China Netcom Group" and "Principal and Selling Shareholders" in the Prospectus (the "RESTRUCTURING TRANSACTIONS") including, among other things:

      (i) the entering into by the Company, CNC China and China Netcom Group of a restructuring agreement, dated 6 September 2004 (the "MASTER RESTRUCTURING AGREEMENT"), pursuant to which China Netcom Group has agreed, among other things, that it will indemnify CNC China against any fines, claims and payments incurred by CNC China in connection with the assets and liabilities transferred to CNC China under the Restructuring;

      (ii) the issuance by China Netcom Group of a letter of undertakings dated 5 September 2004 (the "LETTER OF UNDERTAKINGS"), pursuant to which China Netcom Group has undertaken, among other things, that it will extend its full support to the Company in connection with the existing operations and future development of the Company;

      (iii) the entering into by the Company, CNC China and China Netcom Group of a non-competition agreement dated 6 September 2004 (the "NON-COMPETITION AGREEMENT"), pursuant to which China Netcom Group has undertaken, subject to certain conditions therein, that China Netcom Group will not at any time, directly or indirectly, provide basic telecommunications services or selected value-added telecommunications services as defined in the PRC government's Catalog of Telecommunications Services in the Company's service regions;

      (iv) the entering into by the Company, CNC China and China Netcom Group of a trademark licensing agreement dated 8 October 2004 (the "TRADEMARK LICENSING AGREEMENT"), pursuant to which China Netcom Group has granted to the Company and CNC China a right to use the registered trademarks of, and trademarks pending registration by, China Netcom Group on a royalty-free basis;

      (v) the entering into by CNC China and China Netcom Group of a support services agreement dated 8 October 2004 (the "SUPPORT SERVICES AGREEMENT"), pursuant to which China Netcom Group has agreed to provide certain support services to CNC China;

      (vi) the entering into by CNC China and China Netcom Group of an interconnection settlement agreement dated 8 October 2004 (the "INTERCONNECTION SETTLEMENT AGREEMENT") which allows CNC China's domestic telephone networks to interconnect with China Netcom Group's domestic networks within each of CNC China's and the China Netcom Group's respective service regions;

      (vii) the entering into by Asia Netcom and EANL of a capacity lease agreement dated 30 June 2004 and amended on 6 October 2004 (the "CAPACITY LEASE AGREEMENT"), and a capacity purchase agreement dated 30 June 2004 (the "CAPACITY PURCHASE AGREEMENT"), pursuant to which Asia Netcom leases and purchases, respectively, from EANL certain amount of telecommunications capacity on EANL's network;

      (viii) the entering into by CNC China and China Netcom Group of a property leasing agreement dated 8 October 2004 (the "PROPERTY LEASING AGREEMENT"), pursuant to which CNC China leased to China Netcom Group certain properties in the provinces and municipalities in which CNC China operates and China Netcom Group leased to CNC China certain properties in the provinces and municipalities in which CNC China operates;

      (ix) the entering into by CNC China and China Netcom Group of a property sub-leasing agreement dated 8 October 2004 (the "PROPERTY SUB-LEASING AGREEMENT"), pursuant to which China Netcom Group leased to CNC China certain properties owned by and leased from independent third parties;

      (x) the entering into by CNC China and China Netcom Group of a master services sharing agreement dated 8 October 2004 (the "MASTER SERVICES SHARING AGREEMENT"), pursuant to which CNC China and China Netcom Group have agreed to share certain resources, owned and management services provided by each other;

      (xi) the entering into by CNC China and China Netcom Group of an engineering and information technology services agreement dated 8 October 2004 (the "ENGINEERING AND INFORMATION TECHNOLOGY SERVICES AGREEMENT"), pursuant to which China Netcom Group has agreed to provide engineering and information technology-related services to CNC China;

      (xii) the entering into by CNC China and China Netcom Group of a materials procurement agreement dated 8 October 2004 (the "MATERIALS PROCUREMENT AGREEMENT"), pursuant to which, among other things, CNC China may request China Netcom Group to act as its agents for the procurement of telecommunications equipment;

      (xiii) the entering into by CNC China and China Netcom Group of an ancillary telecommunications services agreement dated 8 October 2004 (the

            "ANCILLARY TELECOMMUNICATIONS SERVICES AGREEMENT"), pursuant to which China Netcom Group has agreed to provide ancillary telecommunications services to CNC China;

      (xiv) the entering into by CNC China and China Netcom Group of a telecommunications facilities leasing agreement dated 8 October 2004 (the "TELECOMMUNICATIONS FACILITIES LEASING AGREEMENT"), pursuant to which CNC China has agreed to lease certain telecommunications facilities from China Netcom Group;

      (xv) the entering into by Asia Netcom and EANL of a management services agreement dated 30 June 2004 and amended on 6 October 2004 (the "MANAGEMENT SERVICES AGREEMENT"), pursuant to which Asia Netcom will provide certain services to EANL;

      (xvi) the entering into by CNC BVI, CNC Fund and the Company of a share purchase and exchange agreement dated 11 June 2004 and amendment dated 20 July 2004 (the "SHARE PURCHASE AND EXCHANGE AGREEMENT"), pursuant to which CNC Fund sold to CNC BVI all of the shares in the Company that it owned before the restructuring in exchange for an option to receive the Company's ordinary shares or a cash alternative;

      (xvii) the entering into by the Chinese Academy of Sciences, Information and Network Center of the State Administration of Radio, Film and Television, China Railways Telecommunications Center, Shanghai Alliance Investment Limited, and China Netcom Group of a share transfer agreement dated 20 April 2004 (the "SHARE TRANSFER AGREEMENT"), pursuant to which the Chinese Academy of Sciences, Information and Network Center of the State Administration of Radio, Film and Television, China Railways Telecommunications Center, Shanghai Alliance Investment Limited agreed to transfer their interests in China Netcom Holdings Corporation ("CHINA NETCOM HOLDINGS") to China Netcom Group in exchange for certain amount of the Company's ordinary Shares;

      (xviii) the entering into by the predecessor of Shandong Provincial
            State-owned Assets Supervision and Administration Commission and China Netcom Group of an asset transfer agreement dated 26 April 2004 (the "ASSET TRANSFER AGREEMENT"), pursuant to which Shandong Provincial State-owned Assets Supervision and Administration Commission, as authorised by Shandong provincial Government, agreed to transfer its assets and liabilities of telecommunications operations in rural areas in Shandong Province to China Netcom Group in exchange for certain amount of the Company's ordinary shares;

      (xix) the entering into by China Netcom Group and China Netcom Holdings of a share transfer agreement dated 10 June 2004 (the "CNC BVI SHARE TRANSFER AGREEMENT"), pursuant to which China Netcom Holdings agreed to transfer its shares in CNC BVI to China Netcom Group;

      (xx) the entering into by China Netcom Group and CNC China of an assets and liabilities transfer agreement dated 23 June 2004 (the "CNC CHINA ASSETS AND LIABILITIES TRANSFER AGREEMENT"), pursuant to which CNC China agreed to transfer all of its PRC assets and liabilities to China Netcom Group;

      (xxi) the entering into by China Netcom Group, CNC BVI, CNC China and the Company of an asset injection agreement dated 29 June 2004 (the "ASSET INJECTION AGREEMENT"), pursuant to which China Netcom Group injected to the Company substantially all of its assets, liabilities and interests in connection with its fixed line telephone, data and Internet and leased line services in Beijing Municipality, Tianjin Municipality, Shanghai Municipality, Guangdong Province, Hebei Province, Henan Province, Shandong Province and Liaoning Province;

      (xxii) the entering into by Guangdong Telecommunications Company Limited and China Netcom Group a telecommunications assets transfer agreement dated 10 June 2004 (the "TELECOMMUNICATIONS ASSETS TRANSFER AGREEMENT"), pursuant to which Guangdong Telecommunications Company Limited transferred certain telecommunications assets to China Netcom Group;

      (xxiii) the entering into by Jitong Network Communications Company Limited and China Netcom Group of a telecommunications assets transfer agreement dated 10 June 2004 (the "JITONG TELECOMMUNICATIONS ASSETS TRANSFER AGREEMENT"), pursuant to which Jitong Network Communications Company Limited transferred certain telecommunications assets to China Netcom Group; and

      (xxiv) the entering into by the Company and its related parties of (A) Sale and Purchase Agreement dated 30 June 2004 between Asia Netcom and CNC Network Corporation Limited; (B) Management Services Agreement dated 30 June 2004 between Asia Netcom and EANL; (C) Settlement and Release Agreement dated 27 July 2004 among EANL, Asia Netcom and NEC Corporation; (D) Settlement and Release Agreement dated 27 July 2004 among EANL, Asia Netcom and KDDI Submarine Cable Systems Inc.; (E) Deed of Acknowledge and Agreement dated 9 July 2004, among East Asia Netcom UK Holdings Limited, Asia Netcom Corporation (Singapore) Pte. Limited and NEC Corporation; (F) Deed of Acknowledge and Agreement, dated 12 July 2004, among Asia Netcom, CNC Network Corporation Limited, DB Trustees (Hong Kong) Limited, KDDI Submarine Cable Systems Inc. and NEC Corporation; (G) Promissory Note, dated 30 June 2004, issued by CNC Network Corporation Limited; (H) Consent to Asia Netcom Corporation Restructuring, dated 29 June 2004, among Asia Netcom, East Asia Netcom UK Holdings Limited, East Asia Netcom Philippines Inc., NEC Corporation and DB Trustees (Hong Kong) Limited; (I) Consent to Asia Netcom Corporation Restructuring, dated 29 June 2004, between Asia

            Netcom and KDDI Submarine Cable Systems Inc.; (J) Guarantee, dated 30 June between CNC BVI and Wilmington Trust (Cayman) Limited (re the Taiwan trust); (K) Deed of Release of Guarantee dated 30 June 2004 between Asia Netcom and Wilmington Trust (Cayman) Limited with respect to the original Guarantee (re Taiwan trust) replaced by Guarantee above; (L) Deed of Indemnity dated 7 March 2003 between CNC BVI and Asia Netcom (re ANC's original guarantee obligations to Wilmington Trust (Cayman) Limited); (M) Facility Letter, dated 30 June 2004, between CNC BVI and Taiwan Holdings Co.; (N) Share Charge, dated 12 July 2004, among CNC Network Corporation Limited, DB Trustees (Hong Kong) Limited, KDDI Submarine Cable Systems Inc. and NEC Corporation; (P) Share Charge between Asia Netcom Corporation (Singapore) Pte. Limited and NEC Corporation; (O) Term Loan dated 27 July between ICBC and Asia Netcom, and related guarantees and security documents for ongoing funding requirements;
            (P) Second Supplemental Deed dated 27 October 2004 between ICBC and Asia Netcom relating to the Term Loan above; (Q) Assignment and Assumption Agreement dated 30 September 2004 between the Company and Group Wealth Finance Limited; (R) Share Purchase Agreement, dated 30 June 2004, between Asia Netcom and CNC BVI (collectively, the "ANC AGREEMENTS").

      Each of the significant documents executed by and between the Company or its subsidiaries on one hand and the China Netcom Group or the other China Netcom Group Members on the other hand in order to consummate the Restructuring Transactions (including, without limitation, (i) the Master Restructuring Agreement, (ii) the Letter of Undertakings, (iii) the Non-Competition Agreement, (iv) the Trademark Licensing Agreement, (v) the Support Services Agreement, (vi) the Interconnection Settlement Agreement,
      (vii) the Capacity Lease Agreement, (viii) the Capacity Purchase Agreement, (ix) the Property Leasing Agreement; (x) the Property Sub-Leasing Agreement; (xi) the Master Services Sharing Agreement; (xii) the Engineering and Information Technology Services Agreement; (xiii) the Materials Procurement Agreement; (xiv) the Ancillary Telecommunications Services Agreement; (xv) the Telecommunications Facilities Leasing Agreement; (xvi) the Management Services Agreement; (xvii) the Share Purchase and Exchange Agreement; (xviii) the Share Transfer Agreement;
      (xix) the Asset Transfer Agreement, (xx) the CNC BVI Share Transfer Agreement, (xxi) the CNC China Assets and Liabilities Transfer Agreement;
      (xxii) the Asset Injection Agreement, (xxiii) the Telecommunications Assets Transfer Agreement, (xxiv) the Jitong Telecommunications Assets Transfer Agreement, and (xxv) the ANC Agreements) are hereinafter collectively referred to as the "RESTRUCTURING DOCUMENTS" and singly as a "RESTRUCTURING DOCUMENT". Each Restructuring Document constituting an agreement is hereinafter referred to as a "Restructuring Agreement" and collectively as the "Restructuring Agreements."

33. In respect of the connected transactions (as defined under the Hong Kong Listing Rules) entered into by the Company and its subsidiaries on the one hand and China Netcom Group and certain affiliates of China Netcom Group (excluding the Company and its subsidiaries) on the other hand (the "CONNECTED TRANSACTIONS"):

      (a) The statements contained in the Prospectus relating to the Connected Transactions are true, accurate and complete and there are no other facts known or which could on reasonable enquiry have been known to the Directors, the omission of which would make any such statements misleading, and there are no other Connected Transactions which are required to be disclosed under the Hong Kong Listing Rules and have not been disclosed in the Prospectus;

      (b) All information (including but not limited to historical figures) and documentation provided by the Company to the Joint Global Coordinators, the Joint Sponsors and the Hong Kong Underwriters are true, accurate and complete in all material respects and there is no other information or documents which have not been provided the result of which would make the information and documents so received misleading;

      (c) The transactions referred to in the section entitled "Relationship with China Netcom Group" in the Prospectus have been entered into, and will be carried out, in the ordinary and usual course of business, on normal commercial terms or better and are fair and reasonable insofar as the shareholders of the Company are concerned and the Directors in coming to their views have made, as they consider, due and proper inquiries and investigations of such transactions;

      (d) Each of the parties to such Connected Transaction agreements has at all relevant times complied with and will continue to comply with the terms of the Connected Transactions disclosed in the Prospectus for so long as the agreement relating thereto is in effect, and shall inform the Joint Global Coordinators and the Joint Sponsors promptly should there be any material breach of any such terms either before or after the listing of the Shares on the Hong Kong Stock Exchange; and

      (e) Each of the Connected Transactions agreements disclosed in the Prospectus constitutes a legal, valid and binding agreement, enforceable in accordance with its terms by the relevant member of the China Netcom Group against the other party subject, as to enforceability, to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditor rights and to general equitable principles.

34. The Company, its subsidiaries, the Selling Shareholders, certain subsidiaries of the Selling Shareholders, certain affiliates of the foregoing and China Netcom Group have completed the Restructuring Transactions.

35. All Restructuring Documents and Restructuring Agreements that were executed by or issued to the Company, its subsidiaries, the Selling Shareholders or any

      Regulatory Authority in connection with the Restructuring Transactions are set forth in Schedule 6. Other than the Restructuring Documents and the Restructuring Agreements as set forth in Schedule 6, there are no other material documents or agreements, written or oral, that have been entered into by the Company and the Selling Shareholders in connection with the Restructuring Transactions which have not been previously provided, or made available, to the Hong Kong Underwriters and, to the extent material, disclosed in the Prospectus.

36. The descriptions of the Restructuring Transactions and the legal and other consequences thereof set forth in the Prospectus under the captions "Restructuring" and "Relationship with China Netcom Group" are accurate in all material respects. All of the Restructuring have been effected prior to the date hereof in compliance with all applicable national, provincial, municipal and local laws in the PRC. The Restructuring constitute legal, valid and binding transactions completed by the parties to the Restructuring Agreements.

37. Each Restructuring Document has been duly authorized, executed and delivered by the Company, each of its subsidiaries, each of the Selling Shareholders and other China Netcom Group Member that is a party to such Restructuring Document, as the case may be, prior to the date hereof, and has been duly approved by the relevant regulatory authorities, and each Restructuring Agreement, assuming such agreement has been duly authorized, executed and delivered by the other parties thereof, constitutes a legal, valid and binding agreement of the Company, each of its subsidiaries and each China Netcom Group Member that is a party to such Restructuring Agreement, as the case may be, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. In connection with the Restructuring Agreements, all consents and authorizations required to be obtained by the Company or its subsidiaries have been legally and validly obtained from third parties under any interconnection agreements or other arrangements or contracts relating to the Restructuring Transactions which were required to have been transferred or assigned to the Company, except such as would not, individually or in the aggregate have a Material Adverse Effect.

38. The application of the net proceeds to be received by the Company from the Global Offering as described in the Prospectus, will not (i) contravene any provision of the Articles of Association, other constitutive documents or the telecommunications business license of the Company or any of its subsidiaries, (ii) contravene any provision of applicable law, rule or regulation, assuming no changes from such as they exist on the date hereof, (iii) contravene the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument binding upon the Company or any of its subsidiaries, except for such contravention which would not, singly or in the aggregate, have a Material Adverse Effect, or (iv) contravene any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any of its subsidiaries.

39. None of the Company and its subsidiaries, nor, to the best of the Company's knowledge, any of their respective officers or directors has, directly or indirectly, (i) made or authorized any contribution, payment or gift of funds or property, in each case, to the extent that such contribution, payment or gift constitutes a violation of the applicable laws of Hong Kong or the PRC, to any official, employee or agent of any Regulatory Authority in the PRC, Hong Kong or any other jurisdiction for the purpose of influencing any act or decision of such official, employee or agent to obtain business, or failed to disclose fully any contribution in violation of law or (ii) made any contribution, payment or gift of funds or property to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift, after the registration of the Shares and ADSs under the Exchange Act, will cause the Company to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the rules and regulations promulgated thereunder, if applicable.

40. There are no pending actions, suits or proceedings against or affecting the Company, any of its subsidiaries or any of their respective properties (including, to the best of the Company's knowledge, any actions, suits or proceedings against or affecting current or former employees of the Company or any of its subsidiaries or challenging the effectiveness or validity of the Restructuring Transactions) that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement or the U.S. and International Underwriting Agreement, and, to the best of the Company's knowledge, no such actions, suits or proceedings are threatened or contemplated.

41. Except as disclosed in the Prospectus, neither the Company nor any of its subsidiaries has any material obligations to provide housing benefits, severance or retirement benefits, death or disability benefits or other actual or contingent employee benefits or perquisites to any (i) present or past employees, whether permanent or temporary, of the Company or its subsidiaries, (ii) present or past employees of other China Netcom Group Members, (iii) parties that transferred assets or businesses to the Company and its subsidiaries in connection with the Restructuring or (iv) any Regulatory Authority.

42. All guarantees of indebtedness of the Company or any of its subsidiaries are in full force and effect. Except as disclosed in the Prospectus, there are no material outstanding guarantees or contingent payment obligations of the Company or any of its subsidiaries in respect of indebtedness of any party that is not the Company or any of its subsidiaries. Except as disclosed in the Prospectus, no indebtedness (actual or contingent) and no contract or arrangement (other than employment contracts or arrangements) is outstanding between (i) the Company or its subsidiaries and (ii) any director or officer of the Company or its subsidiaries, any of their associates (as defined in the Hong Kong Listing Rules) or any other person connected (within the meaning of the Hong Kong Listing Rules) with such director or officer.

43. Except as disclosed in the Prospectus, there are no material relationships or transactions between the Company or any of its subsidiaries, on one hand, and their respective affiliates, officers, directors and shareholders on the other hand.

44. Except as disclosed in the Prospectus, the Company and its subsidiaries own or have valid licenses in full force and effect for the lengths of time indicated in the Prospectus or otherwise have the legal right to use, or can acquire on reasonable terms, all material copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (including the "China Netcom" name and logo) currently employed by them in connection with the businesses currently operated by them, except such as would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor its subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing, except where such notice or conflict would not have a Material Adverse Effect. In conducting its business activities, none of the Company or any of its subsidiaries has infringed any patent, copyright, title, trademark, service mark, trade name or other intellectual property rights already registered by a third party in Hong Kong, the PRC or elsewhere, other than such infringements which, either individually or in the aggregate, would not have a Material Adverse Effect. Neither the Company nor any of its subsidiaries holds any patent, patent rights or inventions that are individually or in the aggregate material to their businesses.

45. The Company and its subsidiaries maintain in all material respects insurance in such amounts and covering such risks as the Company reasonably believes to be required for their respective businesses and consistent with insurance coverage maintained by companies in similar businesses, in similar industries and in similar locations. The Company does not have any reason to believe that it will not be able to renew its existing insurance coverage from similar insurers as may be necessary to continue the businesses of the Company and its subsidiaries at a cost that would not materially and adversely affect the business, prospects, management, shareholders' or owners' equity, results of operations of the Company and its subsidiaries, taken as a whole.

46. All returns, reports or filings which ought to have been made by or in respect of the Company and its subsidiaries for taxation purposes have been made and all such returns are up to date, correct and on a proper basis in all material respects, and, to the best of the Company's knowledge after due investigation, are not the subject of any dispute with the relevant revenue or other appropriate authorities nor it there any basis for such a dispute; neither the Company nor any of its subsidiaries has received notice of any tax deficiency that has been asserted or assessed against the Company or its subsidiaries which, if so assessed, would or would be likely to have a Material Adverse Effect, and all material taxes that are required to be paid have been paid by the Company and its subsidiaries.

47. No material labor dispute, work stoppage or slow down, or other material conflict with the employees of the Company or any of its subsidiaries exists or, to the best of the Company's knowledge, is imminent or is threatened.

48. The statements set forth in the Prospectus (i) under the section entitled "Structure of the Global Offering" and Appendix V - "Summary of Articles of Association", insofar as they purport to constitute a summary of the terms of the Offer Shares and the relevant provisions of the Articles of Association of the Company, and (ii) under the section entitled "Regulation" and Appendix VI - "Taxation", insofar as they purport to describe the provision of laws, regulations and documents referred to therein, and under the section entitled "Underwriting" insofar as they purport to described the provisions of this Agreement and the U.S. and International Underwriting Agreement referred to therein, are accurate, complete and fair in all material respects.

49. Under the laws of Hong Kong and the PRC, none of the Company, any of its subsidiaries nor any of their properties, assets or revenues are entitled to any right of immunity on the grounds of sovereignty from any legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any court, from services of process, from attachment prior to or in aid of execution of judgment, or from other legal process or proceeding for the giving of any relief or for the enforcement of any judgment. The irrevocable and unconditional waivers and agreements of the Company in this Agreement, the U.S. and International Underwriting Agreement not to plead or claim any such immunity in any legal action, suit or proceeding based on this Agreement and the U.S. and International Underwriting Agreement are legal, valid and binding under the laws of Hong Kong and the PRC.

50. No director or officer of the Company, CNC BVI or China Netcom Group has any direct or indirect legal or beneficial interest in CNET Foundation Limited ("CNET") or any of its assets, and to the best of the Company's knowledge, there is no intention on the part of CNET or any of its officers or directors, the Company or any other person to grant or transfer any such interest to any such person. To the best of the Company's knowledge, no such person has received or will receive any improper benefit in connection with the Global Offering, the transactions contemplated by the Share Purchase Agreement, dated 28 June 2004, between CNET and CNC Fund or the Share Purchase and Exchange Agreement, dated 11 June 2004, between CNC Fund, the Company and CNC BVI.

51. The historical consolidated financial statements and notes thereto, the summary historical consolidated financial data and notes thereto, and the selected historical consolidated financial data and notes thereto of the Group included in the Prospectus were prepared in accordance with the HK GAAP consistently applied throughout each of the periods involved, and fairly present the consolidated financial condition and result of operations of the Group as of the dates and for the periods presented, and such reconciliation has been prepared in accordance with the generally accepted accounting principles in the United States ("U.S. GAAP") applied on a consistent basis and fully complies with the applicable requirements of the Securities Act; and the unaudited pro forma consolidated financial data and notes thereto and the summary thereof included in the Prospectus were prepared in accordance with all applicable rules and requirements, the Company's assumptions provide a reasonable basis for presenting the significant effects directly attributable to the events described therein, in the unaudited pro forma statements of income for the year ended 31 December 2003 and the six-months ended 30 June 2004; pro forma adjustments give appropriate effect to those assumptions, and the calculations made to determine such pro forma amounts reflect the proper application of those adjustments to the historical financial statement amounts. No other financial statements, schedules or pro forma financial information of the Group are required by any applicable rules and regulations to be included in the Prospectus.

52. All statistical information disclosed in the Prospectus as having come from the Company, including without limitation number of access lines and number of subscribers, has been derived from the records of the Group using systems and procedures which incorporate adequate safeguards to ensure that the information, in all material respects, is accurate and complete and presents fairly the information shown therein. Statistical and market-related data included in the Prospectus as having come from a source other than the Company are based on or derived from sources which the Company reasonably and in good faith believes are reliable and accurate, and such data accurately reflects the information or the sources from which they are derived.

53. The Reporting Accountants are an independent public accountant within the meaning of all applicable published rules and regulations and comply with the guidelines on independence issued by the Hong Kong Society of Accountants; each of the Company and its subsidiaries has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements and notes thereto in conformity with HK GAAP, with a reconciliation to U.S. GAAP, and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate actions taken with respect to any differences and (v) each of the Company and its subsidiaries has made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of such entity and provide a sufficient basis for the preparation of consolidated financial statements and notes thereto in accordance with the HK GAAP, with a reconciliation thereof to U.S. GAAP,; and the management information and accounting control system of the Company and its subsidiaries has been in operation for at least six months during which no material difficulty with regard to any of the matters referred to in (i) through (v) above has been experienced.

54. All prospective information included in the Prospectus under the caption "Prospective Financial Information" (the "PROSPECTIVE FINANCIAL INFORMATION") (i) was made by the Company after due and proper consideration and careful enquiry and represents reasonable and fair expectations honestly held based on facts known to the Company and the assumptions stated in the Prospectus, and (ii) has been properly compiled based on the assumptions described therein. The assumptions and methods used in the preparation of the Prospective Financial Information (A) are all those that the Company believes are significant in estimating the total operating revenue and the net income of the Company for the year ending 31 December 2004, and (B) reflect, for the year ending 31 December 2004, the Company's reasonable estimate of the events, contingencies and circumstances described therein; and the Prospective Financial Information presents the Company's reasonable estimate, as of the date hereof, of the net income of the Company and the net income per share of the Company for the year ending 31 December 2004.

55. The section entitled "Financial Information" in the Prospectus accurately and fully describes (A) accounting policies which the Company believes are the most important in the portrayal of the financial condition and results of operations of the Company and its consolidated subsidiaries and which require management's most difficult, subjective or complex judgments ("CRITICAL ACCOUNTING POLICIES"); (B) judgments and uncertainties affecting the application of Critical Accounting Policies; and (C) explanation of the likelihood that materially different amounts would be reported under different conditions or using different assumptions. The Company's board of directors, senior management and audit committee have reviewed and agreed with the selection, application and disclosure of critical accounting policies and have consulted with their respective legal advisors and independent accountants with regard to such disclosure. The section entitled "Financial Information" in the Prospectus accurately and fully describes (x) all material trends, demands, commitments, events, uncertainties and risks, and the potential effects thereof, that the Company believes would materially affect liquidity and are reasonably likely to occur; and (y) all material off-balance sheet arrangements or any transactions with, or any obligations to, any unconsolidated entities that are contractually limited to activities that facilitate their respective transfer of or access to assets, including without limited, structured finance entities and special purpose entities, that have or are reasonably likely to have a material current or future effect on the financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity capital expenditures or capital resources of the Group, taken as a whole. Except as disclosed in the Prospectus, there are no outstanding guarantees or other contingent obligations of the Company or any of its subsidiaries that could reasonably be expected to have a Material Adverse Effect.

56. Neither the Company nor any of its subsidiaries is engaged in any trading activities involving commodity contracts or other trading contracts that are not currently traded on a securities or commodities exchange and for which the market value cannot be determined.

57. Neither the Company nor any of its subsidiaries or any of the businesses now run by the Company or any of its subsidiaries does any business, directly or indirectly, with any governments, entities, or persons subject to sanctions under any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation, or executive order relating thereto, or any person or entity in those countries, or performs contracts in support of projects in or for the benefit of those countries or those persons, or facilities any business with those countries or persons.

58. Save as disclosed in the Prospectus, none of the Directors or any of their associates (as defined in the Hong Kong Listing Rules) is or will be materially interested in any agreement or arrangement with any member of the Group which is subsisting at the Prospectus Date and which is significant in relation to the business of the Group.

59. All the interests of each of the Directors in the securities of the Company or any associated corporation (within the meaning of the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong)) which will be required to be notified to the Company and the Hong Kong Stock Exchange pursuant to Divisions 7 and 8 of Part XV of such Ordinance, or which will be required pursuant to section 352 of such Ordinance to be entered in the register referred to therein, or which will be required to be notified to the Company and the Hong Kong Stock Exchange pursuant to the Model Code for Securities Transactions by Directors of Listed Issuers in the Hong Kong Listing Rules, in each case once the Shares are listed, and in any assets which, in the two years preceding the Prospectus Date, have been acquired or disposed of by, or leased to, the Company or any of its subsidiaries or are proposed to be acquired, disposed of by, or leased to, the Company or any of its subsidiaries, are fully and accurately disclosed in the Prospectus.

60. Except as disclosed in the Prospectus, there are no contracts, agreements or understandings between the Company and any person or entity that would give rise to any claim against the Company or any Underwriter for brokerage commissions, finder's fees or other payments in connection with the Global Offering.

61. The Company has filed with the Director-General of Kanto Local Finance Bureau of the Ministry of Finance of Japan (the "KLFB") a securities registration statement with respect to the Japanese POWL and its exhibits, and amendments to such securities registration statement pursuant to the Securities and Exchange Law of Japan; a further amendment to such securities registration statement in the form heretofore delivered to the Joint Global Coordinators is proposed to be filed by the Company with the KLFB promptly after the execution of the U.S. and International Underwriting Agreement (such securities registration statement, exhibits, and all such amendments, collectively, the "JAPANESE SECURITIES REGISTRATION STATEMENT"); the registration made under the Japanese Securities Registration Statement will become effective on the date immediately subsequent to the date hereof; and the Japanese Securities Registration Statement, on the date hereof and as at the date of commencement of dealings in the Shares on the Hong Kong Stock Exchange,
      (i) conforms and will conform in all material respects to the requirements of Securities and Exchange Law of Japan and the cabinet orders and ministerial ordinances and other rules and regulations thereunder (the "JAPANESE RULES AND REGULATIONS"), and (ii) does not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

62. The Company has prepared a preliminary prospectus with respect to the Japanese POWL (the "JAPANESE PRELIMINARY PROSPECTUS") and intends to prepare an amendment or amendments to the Japanese Preliminary Prospectus which together with the Japanese Preliminary Prospectus will form a final prospectus (the "JAPANESE FINAL PROSPECTUS"); and the Japanese Preliminary Prospectus at the time of issue thereof conformed, and the Japanese Prospectus at the time of issue thereof will conform, in all material respects to the requirements of the Securities and Exchange Law of Japan and the Japanese Rules and Regulations, and the Japanese Preliminary Prospectus at the time of issue thereof did not, and the Japanese Final Prospectus at the time of issue thereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

63. PricewaterhouseCoopers, whose reports are filed with the KLFB as part of the Japanese Securities Registration Statement, were independent public accountants at the time such reports were issued and during the periods covered by such reports as required by the Japanese Securities and Exchange Law and the Japanese Rules and Regulations.

64. Since the respective dates as of which information is given in the Japanese Securities Registration Statement and the Japanese Prospectus, there has not been any Material Adverse Effect.

                                   SCHEDULE 5

                  LIST OF SUBSIDIARIES OF THE COMPANY

PART 1 - LIST OF PRC SUBSIDIARIES

                                                                    COMPANY PERCENTAGE
      NAME OF PRC SUBSIDIARY                                           OWNERSHIP (%)
      ----------------------                                        ------------------
China Netcom (Group) Company Limited                                        100%

PART 2 - LIST OF NON-PRC SUBSIDIARIES

                                                                    COMPANY PERCENTAGE
           NAME OF NON-PRC SUBSIDIARY                                  OWNERSHIP (%)
           --------------------------                               ------------------
China Netcom Corporation International Limited                              100%

Asia Netcom Corporation Limited                                             100%

China Netcom (USA) Operations Limited                                       100%

Asia Netcom Corporation (Singapore) Pte Limited                             100%

Asia Netcom Asia Pacific Limited                                            100%

Asia Netcom Asia Pacific Commercial Limited                                 100%

Asia Netcom Hong Kong Limited                                               100%

Asia Global Crossing Finance Co., Ltd.                                      100%

Asia Global Ireland Limited                                                 100%

Asia Netcom Australia Pty Ltd                                               100%

Asia Netcom Service (S) Pte. Ltd.                                           100%

Asia Netcom Holding (Thailand) Ltd                                           49%

Asia Netcom Korea Ltd                                                        49%

Asia Netcom Japan Corp.                                                     100%

Asia Netcom Tsushin Corp.                                                   100%

Asia Netcom India Private Limited                                            99%

Asia Netcom USA, Inc.                                                       100%

Asia Netcom Services Sdn. Bhd.                                              100%

Southeast Asia Netcom (Singapore) Pte. Ltd.                                 100%

Asia Netcom (Thailand) Ltd (wholly-owned by Asia Netcom
Holding (Thailand) Limited)                                                  49%

China Netcom (Hong Kong) Operations Limited                                99.9%

Asia Netcom Holdings China Ltd                                              100%

Saturn Global Network Services Holding Limited                              100%

Asia Netcom (UK) Limited                                                    100%

Asia Netcom Singapore Pte. Ltd.                                             100%

Netcom BVI International Limited (wholly-owned by
China Netcom (Hong Kong) Operations Limited)                               99.9%

South Asia ANC Philippines Services Inc.                                    100%

                                   SCHEDULE 6

      LIST OF RESTRUCTURING DOCUMENTS AND RESTRUCTURING AGREEMENTS

1. Restructuring Agreement, dated 6 September 2004, between the Company, CNC China and China Netcom Group

2. Letter of Undertakings, dated 5 September 2004, issued by China Netcom Group to the Company

3. Non-Competition Agreement, dated 6 September 2004, between the Company, China Netcom Group and CNC China

4. Trademark Licensing Agreement, dated 8 October 2004, between the Company, CNC China and China Netcom Group

5. Support Services Agreement, dated 8 October 2004, between CNC China and China Netcom Group

6. Interconnection Settlement Agreement, dated 8 October 2004, between CNC China and China Netcom Group

7. Capacity Lease Agreement, dated 30 June 2004 and amendment dated 6 October 2004, between Asia Netcom and EANL

8.    Capacity Purchase Agreement, dated 30 June 2004, between Asia Netcom and
      EANL

9. Property Leasing Agreement, dated 8 October 2004, between CNC China and China Netcom Group

10. Property Sub-Leasing Agreement, dated 8 October 2004, between CNC China and China Netcom Group

11. Master Services Sharing Agreement, dated 8 October 2004, between CNC China and China Netcom Group

12. Engineering and Information Technology Services Agreement, dated 8 October 2004, between CNC China and China Netcom Group

13. Materials Procurement Agreement, dated 8 October 2004, between CNC China and China Netcom Group

14. Ancillary Telecommunications Services Agreement, dated 8 October 2004, between CNC China and China Netcom Group

15. Telecommunications Facilities Leasing Agreement, dated 8 October 2004, between CNC China and China Netcom Group

16.   Management Services Agreement dated 30 June 2004, between Asia Netcom and
      EANL

17. Share Purchase and Exchange Agreement, dated 11 June 2004 and amendment dated 20 July 2004, among CNC BVI, CNC Fund and the Company

18. Share Transfer Agreement, dated 20 April 2004, among the Chinese Academy of Sciences, Information and Network Center of the State Administration of Radio, Film and Television, China Railways Telecommunications Center, Shanghai Alliance Investment Limited and China Netcom Group

19. Asset Transfer Agreement, dated 26 April 2004, between Shandong Provincial State-owned Assets Supervision and Administration Commission and China Netcom Group

20. CNC BVI Share Transfer Agreement, dated 10 June 2004, between China Netcom Group and China Netcom Holdings

21. CNC China Assets and Liabilities Transfer Agreement, dated 23 June 2004, between China Netcom Group and CNC China

22. Asset Injection Agreement, dated 29 June 2004, among China Netcom Group, CNC BVI, CNC China and the Company

23. Telecommunications Assets Transfer Agreement, dated 10 June 2004, between Guangdong Telecommunications Company Limited and China Netcom Group

24. Jitong Telecommunications Assets Transfer Agreement, dated 10 June 2004, between Jitong Network Telecommunications Company Limited and China Netcom Group

25. Sale and Purchase Agreement, dated 30 June 2004, between Asia Netcom and CNC Network Corporation Limited

26. Settlement and Release Agreement, dated 27 July 2004 among EANL, Asia Netcom and NEC Corporation

27. Settlement and Release Agreement, dated 27 July 2004 among EANL, Asia Netcom and KDDI Submarine Cable Systems Inc.

28. Deed of Acknowledge and Agreement, dated 9 July 2004, among East Asia Netcom UK Holdings Limited, Asia Netcom Corporation (Singapore) Pte. Limited and NEC Corporation

29. Deed of Acknowledge and Agreement, dated 12 July 2004, among Asia Netcom, CNC Network Corporation Limited, DB Trustees (Hong Kong) Limited, KDDI Submarine Cable Systems Inc. and NEC Corporation

30.   Promissory Note, dated 30 June 2004, issued by CNC Network Corporation
      Limited

31. Consent to Asia Netcom Corporation Restructuring, dated 29 June 2004, among Asia Netcom, East Asia Netcom UK Holdings Limited, East Asia Netcom Philippines Inc., NEC Corporation and DB Trustees (Hong Kong) Limited

32. Consent to Asia Netcom Corporation Restructuring, dated 29 June 2004, between Asia Netcom and KDDI Submarine Cable Systems Inc.

33. Guarantee, dated 30 June between CNC BVI and Wilmington Trust (Cayman) Limited (re the Taiwan trust)

34. Deed of Release of Guarantee, dated 30 June 2004, between Asia Netcom and Wilmington Trust (Cayman) Limited with respect to the original Guarantee (re Taiwan trust) replaced by Guarantee above

35. Deed of Indemnity, dated 7 March 2003 between CNC BVI and Asia Netcom (re ANC's original guarantee obligations to Wilmington Trust (Cayman) Limited)

36.   Facility Letter, dated 30 June 2004, between CNC BVI and Taiwan Holdings
      Co.

37. Share Charge, dated 12 July 2004, among CNC Network Corporation Limited, DB Trustees (Hong Kong) Limited, KDDI Submarine Cable Systems Inc. and NEC Corporation

38. Share Charge between Asia Netcom Corporation (Singapore) Pte. Limited and NEC Corporation

39. Term Loan, dated 27 July 2004 between ICBC and Asia Netcom, and related guarantees and security documents for ongoing funding requirements

40. Second Supplemental Deed dated 27 October 2004 between ICBC and Asia Netcom relating to the Term Loan

41. Assignment and Assumption Agreement dated 30 September 2004 between the Company and Group Wealth Finance Limited

42.   Share Purchase Agreement, dated 30 June 2004, between Asia Netcom and CNC
      BVI

                                   SCHEDULE 7

                     THE CONDITIONS PRECEDENT DOCUMENTS AND
           DOCUMENTS TO BE DELIVERED TO THE JOINT GLOBAL COORDINATORS

                   PART A - THE CONDITIONS PRECEDENT DOCUMENTS

1.    LEGAL DOCUMENTS

(A) Three certified copies of the resolutions of the shareholders of the Company referred to in the paragraph headed "Resolutions of our shareholder" in Appendix VII to the Prospectus.

(B) Three certified copies of the resolutions referred to in paragraph F of the recitals to this Agreement.

(C)   Three signed originals of the Receiving Bankers' Agreement.

(D)   Three certified copies of the Registrar's Agreement.

(E)   Three certified copies of the Contingency Plan.

(F) Three certified copies of the EIPO Agreement between the Company and Hongkong Clearing.

(G) Three certified copies of the Service Contracts between each of the executive Directors and the Company.

2.    DOCUMENTS RELATING TO THE HONG KONG PUBLIC OFFERING

(A) One printed copy of each of the Prospectus and the Application Forms, each duly signed by the Directors or their respective duly authorised attorneys and, if signed by their respective duly authorised attorneys, three certified copies of the relevant power of attorney or authorisation document.

(B)   One signed original of the Verification Notes.

(C) Three signed originals of the accountants' report dated the Prospectus Date issued by the Reporting Accountants, the text of which is contained in Appendix I to the Prospectus.

(D) Three signed originals of the comfort letter on unaudited pro forma financial information dated the Prospectus Date issued by the Reporting Accountants, the text of which is contained in Appendix II of the Prospectus.

(E) Three signed originals of the letter dated the Prospectus Date issued by the Reporting Accountants in connection with the forecast for the year ending 31 December 2004, the text of which is contained in Appendix III to the Prospectus.

(F) Three certified copies of the profit forecast memorandum issued to the Reporting Accountants and signed by the Directors.

(G) Three certified copies of the working capital forecast memorandum issued to the Reporting Accountants and signed by the Directors.

(H) Three signed originals of the letter dated the Prospectus Date from the Reporting Accountants addressed to the Company confirming, inter alia, the indebtedness statement contained in the Prospectus and commenting on the statement contained in the Prospectus as to the sufficiency of working capital and on the other financial information set out in the Prospectus, such letter to be in the form previously approved by the Joint Global Coordinators on behalf of the Hong Kong Underwriters.

(I) Three signed originals of the letter dated the Prospectus Date from the Company to the Joint Sponsors confirming sufficiency of the working capital of the Company, such letter to be in the form previously approved by the Joint Sponsors.

(J) One copy of the property valuation report dated the Prospectus Date issued by Sallmanns (Far East) Limited, the summary text of which is contained in Appendix IV to the Prospectus.

(K) Three signed originals of the letter, summary of values and valuation certificate dated the Prospectus Date issued by Sallmanns (Far East) Limited, the text of which is contained in Appendix IV to the Prospectus.

(L) A certified copy of each of the letters referred to in the paragraph headed "Other information - Consents and qualifications of experts" in Appendix VII to the Prospectus containing consents to the issue of the Prospectus with the inclusion of references to the respective parties' names, and where relevant their reports, letters and valuation certificates in the form and context in which they are included.

(M) Three certified copies of letter from the Hong Kong Companies Registry confirming that the documents referred to in the paragraph headed "Documents delivered to and registered with the Registrar of Companies" in Appendix VIII to the Prospectus have been delivered to the Registrar of Companies in Hong Kong pursuant to section 38D of the Companies Ordinance.

(N) A certified copy of each of the material contracts referred to in the paragraph headed "Further information about our business - Summary of material contracts" in Appendix VII to the Prospectus (other than this Agreement).

(O) Three certified copies of a certificate as to the accuracy of the Chinese translation of the Hong Kong Offering Documents and given by the relevant translator.

(P) Three certified copies of the current Memorandum and Articles of Association of the Company as adopted on 30 September 2004.

3.    LEGAL OPINIONS

(A) Three certified copies of the legal opinion dated 9 September 2004 from Haiwen & Partners to the China Securities Regulatory Commission.

(B) Three certified copies of the legal opinion dated 18 October 2004 from Haiwen & Partners to the Company (and copied to the Joint Sponsors and the Hong Kong Stock Exchange) confirming that the Restructuring is not in violation of any relevant PRC laws and regulations and that all necessary approvals from relevant PRC regulatory authorities for the implementation of the Restructuring have been obtained.

(C) Three certified copies of the legal opinion dated 1 November 2004 from Haiwen & Partners to the Company and the Joint Sponsors opining on matters including, among others, the legal form and shareholding structure of CNC China and whether CNC China has obtained all necessary governmental approvals to conduct its business.

4.    OTHER DOCUMENTS

(A) Three certified copies of each of the responsibility letter, statements of interests and (unless already provided under item 2(A) above) power of attorney, signed by each of the Directors.

(B)   One copy of the Forms B's signed by each of the Directors.

(C)   One copy of each of the following:

      (i) Each of the approval documents referred to in paragraphs C and D of the recitals to this Agreement; and

      (ii) The certificate of incorporation and the certificate of change of name of the Company.

      PART B - DOCUMENTS TO BE DELIVERED TO THE JOINT GLOBAL COORDINATORS

      Three signed originals of the Hong Kong comfort letter addressed to the Joint Sponsors as representatives of the Hong Kong Underwriters from the Reporting

      Accountants covering the Hong Kong Public Offering in forms and substance satisfactory to the Joint Global Coordinators.

      PART C - DOCUMENTS TO BE DELIVERED TO THE JOINT GLOBAL COORDINATORS

(A) Three signed originals of the bring-down Hong Kong comfort letter addressed to the Joint Sponsors as representatives of the Hong Kong Underwriters from the Reporting Accountants dated as of the date of the Closing, in a form previously approved by the Joint Global Coordinators.

(B) Three certified copies of the legal opinion dated 4 November 2004 from Haiwen & Partners to the Company opining on the land use rights and building ownership rights of the land and properties of the Group and the property leasing arrangement of the Group in China.

(C) Three signed originals of the legal opinions from each of Haiwen & Partners and Commerce and Finance Law Offices if and as required under the U.S. and International Underwriting Agreement.

(D) Three signed originals of the legal opinions from each of Skadden, Arps, Slate, Meagher & Flom LLP and Shearman & Sterling if and as required under the U.S. and International Underwriting Agreement.

(E) Three signed originals of the Hong Kong legal opinions from each of Linklaters and Baker & if and as required under the U.S. and International Underwriting Agreement.

(F) Three signed originals of the opinion from each of Freshfields Bruckhaus Deringer (with respect to Hong Kong law), Rodyk & Davidson (with respect to Singapore law) and Wilkinson Barker Knauer, LLP (with respect to U.S.
      law) relating to issues with respect to the operations of the Company and its subsidiaries in those respective jurisdiction if and as required under the U.S. and International Underwriting Agreement.

(G) Three certified copies of each of the resolutions of the board committee of the Company relating to the Global Offering approving, inter alia, the basis of allotment and allotment of Shares to allottees.

                                   SCHEDULE 8

                  HONG KONG UNDERWRITERS' SET OFF ARRANGEMENTS

1. This Schedule sets out the arrangements and terms pursuant to which the obligations of each Hong Kong Underwriter under clause 5 of this Agreement will be reduced to the extent that it makes (or procures to be made) one or more Valid Applications which is or are accepted (hereafter referred to as "UNDERWRITERS' APPLICATIONS"). These arrangements mean that in no circumstances will any Hong Kong Underwriter have any further liability as a Hong Kong Underwriter if one or more Underwriters' Applications, duly made by it or procured by it to be made, are validly made and accepted for not less than the number of the Hong Kong Offer Shares noted against its name in Schedule 3.

2. In order to qualify as Underwriters' Applications, such applications must be made on one or more Application Forms and delivered, together with a cheque or cheques or banker's cashier order or orders for the amounts payable on application (including brokerage, transaction levy, investor compensation levy and Hong Kong Stock Exchange trading fee), to the Joint Global Coordinators by not later than 10:00 a.m. on the Acceptance Date. Each such application must bear the stamp of the Hong Kong Underwriter or the Hong Kong Underwriter's broker or nominee by whom or on whose behalf the application is made or, if made by the Hong Kong Underwriter's sub-underwriter, marked to identify the relevant Hong Kong Underwriter and there must be clearly marked on the Application Form(s) "China Netcom Group Corporation (Hong Kong) Limited - Underwriter's Application". These applications will subsequently be notified and delivered by the Joint Global Coordinators to the Receiving Bankers by 12:00 noon on the Acceptance Date.

3. If all of the Hong Kong Offer Shares shall not have been validly both applied and paid for in the manner referred to in this Agreement, each Hong Kong Underwriter will, subject to the provisions of this Agreement, be obliged to take up the proportion of the shortfall that (a) its net underwriting participation (that is its underwriting participation pursuant to clause 5 less the aggregate number of Hong Kong Offer Shares for which Underwriters' Applications have been made by it or procured to be made by it to the extent that they have been accepted and up to the limit of its underwriting participation), bears to (b) the aggregate of the underwriting participation of all the Hong Kong Underwriters including itself less the aggregate number of Hong Kong Offer Shares for which Underwriters' Applications have been made (including by itself).

4. The obligations of Hong Kong Underwriters determined pursuant to paragraph 3 above may be rounded, as determined by the Joint Global Coordinators in their sole discretion, to avoid fractions. The determination of the Joint Global Coordinators shall be final and conclusive.

5. No preferential consideration will be given in respect of Underwriters' Applications.

                                   SCHEDULE 9

                              THE CONTINGENCY PLAN

TO:   Bank of China (Hong Kong) Limited
      The Bank of East Asia, Limited
      Industrial and Commercial Bank of China (Asia) Limited
      Computershare Hong Kong Investor Services Limited

CONTINGENCY PLAN IN THE EVENT OF EXCESS DEMAND IN THE PUBLIC OFFER FOR CHINA NETCOM GROUP CORPORATION (HONG KONG) LIMITED ("CHINA NETCOM" OR THE "COMPANY")

RE: PROPOSED ISSUE OF ORDINARY SHARES OF US$0.04 EACH IN THE COMPANY (EACH, A "SHARE") BY WAY OF, INTER ALIA, AN OFFERING OF CERTAIN SHARES TO THE PUBLIC FOR SUBSCRIPTION IN HONG KONG (THE "PUBLIC OFFER" AND THE SHARES TO BE OFFERED UNDER THE PUBLIC OFFER, THE "PUBLIC OFFER SHARES")

We are writing to set out the contingency plan for dealing with the potential higher than expected level of interest in the Public Offer. Unless otherwise defined or where the context requires otherwise, terms used in this Contingency Plan shall have the same meanings as that defined in the Hong Kong Underwriting Agreement to be entered into between, inter alia, the Company, China International Capital Corporation Limited ("CICC"), Citigroup Global Markets Asia Limited ("CITIGROUP") and Goldman Sachs (Asia) L.L.C. ("GOLDMAN SACHS") (together, the "JOINT GLOBAL COORDINATORS" or "JGCs") and the Hong Kong Underwriters (as defined therein).

In the event that demand for the Public Offer Shares is higher than expected, such that the number of applications on the White application forms and Yellow application forms, (together, the "APPLICATION FORMS") received altogether exceeds the anticipated volume of 250,000, it is proposed that the following contingency procedures may be adopted:

The three receiving banks to the Public Offer, namely, Bank of China (Hong Kong) Limited ("BOC"), The Bank of East Asia, Limited ("BEA") and Industrial and Commercial Bank of China (Asia) Limited ("ICBC (ASIA)") (each a "RECEIVING BANK" and together, the "RECEIVING BANKS") have each individually undertaken to handle and process 120,000, 120,000 and 30,000 applications and monies, respectively.

1. IN THE EVENT WHERE THE ESTIMATED AGGREGATE NUMBER OF APPLICATIONS IS LOWER THAN OR EQUAL TO 250,000, each Receiving Bank shall provide the JGCs, no later than 2:30 p.m. on the closing date for applications under the Public Offer (the "CLOSING DAY") the estimated total number of applications received. The JGCs shall, by no later than 3:30 p.m. on the same day and after consultation with the Company, exercise its discretion to require any of the Receiving Banks which has received applications in excess of their respective processing commitment (as set out above) to deliver to the other Receiving Banks with spare capacity such number and such type of applications in different denomination for processing. The JGCs will arrange for such delivery with the joint supervision of the Receiving Bank(s) before 6:00 p.m. on the same day. The relevant Receiving Bank(s) receiving the re-allocated applications shall not be obliged to process such applications up to its processing commitment (as detailed above), but shall do so on a best effort basis.

2. IN THE EVENT WHERE THE ESTIMATED AGGREGATE NUMBER OF APPLICATIONS IS IN EXCESS OF 250.000, based on the estimated aggregate number of applications received under the Public Offer, the relevant parties including the Company, the JGCs, the Receiving Banks and Computershare Hong Kong Investor Services Limited ("COMPUTERSHARE") will determine and communicate to each of the Receiving Banks by no later than 5:00 p.m. on the Closing Day the number of applications to be fully processed (the "CRITICAL AMOUNT") (such number will be equal to or less than 250,000) as part of the resources of Computershare will be employed to handle the Lesser Applications (as defined below). The JGCs should indicate to the Receiving Banks the preliminary Critical Amount and Cut-off Point (as defined below) by no later than 2:00 p.m. on the day immediately prior to the Closing Day, provided that the Cut-off Point, once indicated, can only be revised downwards (to applications for a lesser number of shares) but not upwards.

3. Based on the Critical Amount, the Company, the JGCs, the Receiving Banks and Computershare will determine a "cut-off" point whereby (i) Applications for Shares equal to or above this "cut-off" point (the "GREATER APPLICATIONS") will be fully processed by the Receiving Banks and Computershare, the relevant cheques presented for payment, and (ii) Applications for Shares below this "cut-off" point (the "LESSER APPLICATIONS") will not be fully processed by the Receiving Banks and Computershare but will be handled in accordance with paragraphs (4) to (7) below. The relevant cheques of the Lesser Applications will not be presented for payment until the successful Lesser Applications are determined (see paragraph (5) below).

      3.1 Once the cut-off point is established, no change can be made to the agreed Lesser Applications as any change will result in a significant delay in processing.

      3.2 No Application will be processed on the computer system until the Lesser Applications are agreed upon. Process before the number is agreed upon would mean all applications processed until that point of time would have to be re-processed and therefore will result in a significant delay in processing.

      3.3 The Lesser Applications for each category of Shares applied for will be organised in batches of 50 applications each by the Receiving Banks. The batches will be forwarded to Computershare and the batch numbers will be assigned in Computershare's office. For EIPO, a dummy batch number will be applied to Computershare's pre-balloting system which will represent batches of EIPO applications as per the denomination applied to paper batches. This unique number will represent the batch number. The balloting software will have the functionality to either ballot by batch number or application number as required by the pre-balloting procedure. Scrutineers appointed by the Company will witness the numbering of batches at Computershare's office and the preparation and production of the Successful Lesser Applications list and the Reserved Lesser Applications list.

4. Computershare will, based on a basis of allocation determined by the Company and the JGCs, conduct a computer programmed ballot of the Lesser Applications to determine the successful Lesser Applications (the "SUCCESSFUL LESSER APPLICATIONS") therefrom. The application `pre-ballot' (for both physical and EIPO) process will be based on the same methodology as for the batch number `pre-ballot'. The process of the computer programmed ballot of the Lesser Applications is as follows:

      4.1 For each type of the Application Forms pursuant to which of the Public Offer Shares are applied for, input the batch numbers into the computer. For EIPO, Computershare will have to apply the dummy numbers and add to the list of physical application batch numbers.

      4.2 The computer selects a number of batches pursuant to a ballot program.

      4.3 All applications under those selected batches will be numbered by the Receiving Banks in Computershare's office and the application form numbers will be inputted into the computer for further balloting.

      4.4 The computer system in the next phase then selects the Successful Lesser Applications and a number of reserved Lesser Applications ("RESERVED LESSER APPLICATIONS") pursuant to a ballot program. The number of Reserved Lesser Applications must be agreed among the parties prior to running of the pre-balloting programs.

5. The Successful Lesser Applications will then be passed back to the relevant Receiving Banks for processing and cheque presentation. The Reserved Lesser Applications will then be passed to one of the Receiving Banks for processing and cheque presentation. The relevant cheques for both the Successful Lesser Applications and the Reserved Lesser Applications will be presented for payment on timing to be mutually agreed among the parties.

      For EIPO, as all these applications have been considered processed, i.e., the cheques are banked and all EIPO information is in the computer system, the unsuccessful EIPO applications will later be refunded (together with unsuccessful Greater Applications).

6. After cheque presentation, on the day immediately following the Closing Day, the Receiving Banks will send the Application Forms of all Successful Lesser Applications and Reserved Lesser Applications back to Computershare for processing.

7. If there are any bounced cheques from the Successful Lesser Applications, then the Reserved Lesser Applications will be extracted to replace the bounced ones.

8. The unsuccessful Lesser Applications will not be processed further (the relevant cheques will not be presented for payment) and will be returned to the applicants by Computershare.

For EIPO, as EIPO applications have been considered processed, those unsuccessful applications will be refunded by cheque, at the same time as, and as per the unsuccessful Greater Applications. The unused Reserved Lesser Applications will be refunded by cheques also, at the same time.

Other Considerations:

9. In relation to the Contingency Plan, as discussed above, the need at short notice to print and deliver more prospectuses and application forms has been accommodated for by our printers, whereby the printers has agreed on a minimum notice period of 24 hours.

10. If the demand for the Public Offer is so overwhelming that the number of applicants trying to lodge their application forms at any one of the collecting branches becomes unmanageable, the JGCs and/or the Company may inform the Hong Kong Stock Exchange and request that the period for the Public Offer or/and the opening hours of any branches of any Receiving Bank involved be extended and/or number of any branches of any Receiving Bank as collecting branches be added, subject to such terms and conditions as may be agreed with the Receiving Banks.

11. We expect each of the Receiving Banks to monitor and control the order at their respective branches, including but not limited to the distribution of application forms and prospectuses, collection of applications forms as well as crowd control during the IPO offering period. If the situation becomes uncontrollable or chaotic, then we expect the relevant Receiving Banks to inform us to discuss any immediate action, which may include without limitation notifying the relevant authorities by the JGCs and the Company. Each of the Receiving Banks may at its absolute discretion liaise with the police on crowd management issue and/or draft in additional staff. In the event of adding additional branches or drafting in additional staff, a standard rate to be agreed by the Company and the individual Receiving Bank shall apply and shall on demand be payable by the Company to the corresponding Receiving Bank.

Ms Angela Wu (Office Tel no. 852 2306 8328, Mobile Phone no. 852 9380 3513) of Citigroup will be the contact person to consult with the JGCs to make the relevant decisions in the case of changes or revision on the number of distribution points if in fact the need arises and/or other urgent matters.

Please confirm your agreement to the above by countersigning and returning the attached copy of this letter.

For and on behalf of
China Netcom Group Corporation (Hong Kong) Limited

______________________________________
Name:
Title:

China International Capital Corporation Limited

______________________________________
Name:
Title:

Citigroup Global Markets Asia Limited

______________________________________
Name:
Title:

Goldman Sachs (Asia) L.L.C.

______________________________________
Name:
Title:

Accepted by:

Bank of China (Hong Kong) Limited

______________________________________
Name:
Title:

The Bank of East Asia, Limited

______________________________________
Name:
Title:

Industrial and Commercial Bank of China (Asia) Limited

______________________________________
Name:
Title:

Computershare Hong Kong Investor Services Limited

______________________________________
Name:
Title:

                                 SIGNATURE PAGE

THE COMPANY

SIGNED by                          )
for and on behalf of               )
(CHINA NETCOM GROUP                )
CORPORATION (HONG KONG)            )
LIMITED)                           )
in the presence of:                )

CHINA NETCOM GROUP

SIGNED by                          )
for and on behalf of               )
(CHINA NETWORK                     )
COMMUNICATIONS                     )
GROUP CORPORATION)                 )
in the presence of:                )

CNC BVI

SIGNED by                          )
for and on behalf of               )
CHINA NETCOM GROUP                 )
CORPORATION (BVI) LIMITED          )
in the presence of:                )

THE JOINT GLOBAL COORDINATORS

SIGNED by                          )
for and on behalf of               )
CHINA INTERNATIONAL                )
CAPITAL CORPORATION LIMITED        )
in the presence of:                )

SIGNED by                          )
for and on behalf of               )
CITIGROUP GLOBAL                   )
MARKETS ASIA LIMITED               )
in the presence of:                )

SIGNED by                          )
for and on behalf of               )
GOLDMAN SACHS (ASIA) L.L.C.        )
in the presence of:                )

THE JOINT SPONSORS

SIGNED by                          )
for and on behalf of               )
CHINA INTERNATIONAL                )
CAPITAL CORPORATION                )
(HONG KONG) LIMITED                )
in the presence of:                )

SIGNED by                          )
for and on behalf of               )
CITIGROUP GLOBAL                   )
MARKETS ASIA LIMITED               )
in the presence of:                )

SIGNED by                          )
for and on behalf of               )
GOLDMAN SACHS (ASIA) L.L.C.        )
in the presence of:                )

THE HONG KONG UNDERWRITERS

SIGNED by                          )
for and on behalf of               )
CHINA INTERNATIONAL                )
CAPITAL CORPORATION                )
(HONG KONG) LIMITED                )
in the presence of:                )

SIGNED by                          )
for and on behalf of               )
CITIGROUP GLOBAL                   )
MARKETS ASIA LIMITED               )
in the presence of:                )

SIGNED by                          )
for and on behalf of               )
GOLDMAN SACHS (ASIA) L.L.C.        )
in the presence of:                )

SIGNED by                          )
as attorney for and on behalf of   )
each of the other                  )
HONG KONG UNDERWRITERS             )
(as defined herein)                )
in the presence of:                )